UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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NSTAR

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800 Boylston Street

Boston, MA 02199

March 9, 2007

Dear Shareholder:

We cordially invite you to attend NSTAR’s Annual Meeting of Shareholders. The meeting will be held on Thursday, May 3, 2007 at 11:00 a.m. at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts 02110.

The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement set forth the business to come before this year’s Annual Meeting.

Your vote on the business at the Annual Meeting is important, regardless of the number of shares that you own. Whether or not you plan to attend the Annual Meeting, please sign, date and return your proxy in the envelope provided, or vote your proxy by telephone or the Internet as outlined by the instructions on the proxy card, as soon as possible. We will also report at the Annual Meeting on our operations and other matters affecting NSTAR and will respond to Shareholders’ questions.

If you plan to attend the Annual Meeting, please bring your admission ticket and photo identification. If your shares are held in the name of a broker or nominee, please obtain a proxy from the record holder or bring a bank or broker statement confirming your ownership.

Sincerely,

Thomas J. May
Chairman, President and Chief Executive Officer

800 Boylston Street

Boston, Massachusetts 02199

Notice of Annual Meeting of Shareholders

to be held on May 3, 2007

To the holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts 02110, on Thursday, May 3, 2007 at 11:00 a.m. for the following purposes:

1.	To elect three Class II trustees to serve until the 2010 Annual Meeting and until the election and qualification of their respective successors.

2.	To approve the NSTAR 2007 Long Term Incentive Plan.

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2007.

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment of the meeting.

You can find further information regarding the matters to be considered and acted on at the Annual Meeting in the accompanying proxy statement.

Shareholders who owned our Common Shares at the close of business on March 6, 2007 are entitled to attend and to vote at the Annual Meeting or any adjournment of the meeting.

Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken. You will find the procedures to be followed if you wish to revoke your proxy on page i of this proxy statement.

By Order of the Board of Trustees,

Douglas S. Horan
Senior Vice President, Secretary and General Counsel

Boston, Massachusetts

March 9, 2007

QUESTIONS AND ANSWERS

Q:	When and where is the Annual Meeting?

A:	We will be holding the NSTAR 2007 Annual Meeting of Shareholders on Thursday, May 3, 2007, at 11:00 a.m. at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts 02110.

Q.	How do I vote?

A.	You may vote by telephone, mail, on the Internet or in person at the Annual Meeting. Instructions for voting on the Internet and by telephone are provided on your proxy card. To vote by mail, complete, sign and mail your proxy card in the enclosed return envelope as soon as possible. If you are a shareholder of record, you can attend the Annual Meeting and vote your shares in person.

Q:	What am I being asked to vote on at the Annual Meeting?

A:	We are asking you to vote on three proposals:

•	The election of three trustees

•	The approval of the NSTAR 2007 Long Term Incentive Plan

•	The ratification of the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for 2007.

Q:	How does the Board of Trustees recommend that I vote at the Annual Meeting?

A:	The Board recommends that you vote:

•	FOR the election of the three nominated trustees

•	FOR the approval of the NSTAR 2007 Long Term Incentive Plan

•	FOR the ratification of the appointment of PricewaterhouseCoopers as the Company’s independent public accountants for 2007.

Q:	Who is entitled to vote at the Annual Meeting?

A:	Shareholders at the close of business on March 6, 2007 may vote at the meeting. Each share is entitled to one vote. There were 106,808,376 Common Shares outstanding on March 6, 2007. The NSTAR Savings Plan owned beneficially 7,457,347 Common Shares as of February 1, 2007, representing 7% of the outstanding Common Shares.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts with the transfer agent or with brokers. Please complete and return all proxy cards to ensure that all of your shares are voted.

Q:	Can I change my mind after I have mailed in my signed proxy card or after I have voted by telephone or the Internet?

A:	Yes. You may withdraw your proxy at any time before the vote takes place by: (1) returning another properly signed proxy bearing a later date to the Secretary of the Company; (2) delivering a written revocation of your proxy to the Secretary of the Company; or (3) voting at the Annual Meeting in person. The mailing address for the Secretary of the Company is:

Douglas S. Horan, Secretary

NSTAR

800 Boylston Street, 17th Floor

Boston, MA 02199

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Q:	What is a quorum?

A:	A quorum is the presence at the Annual Meeting, in person or by proxy, of a majority of the holders of the outstanding Common Shares entitled to vote. A quorum is necessary to conduct business at the Annual Meeting.

Q:	How many votes must the trustee nominees receive to be elected as trustees?

A:	Assuming a quorum is present at the Annual Meeting, trustees will be elected by a plurality of the vote.

Q:	How many votes are needed for approval of the NSTAR 2007 Long Term Incentive Plan and for the ratification of PricewaterhouseCoopers LLP as the Company’s independent public accountants?

A:	Assuming a quorum is present at the Annual Meeting, these proposals will be approved if a majority of the shares present in person or by proxy and entitled to vote on the proposals vote for approval.

Q:	What do I do if my shares are held in “street name” by my broker?

A:	If you are not a registered Shareholder, but hold your shares in street name through a bank or brokerage firm, your bank or broker will send you a voting instruction form. Many brokers also offer you the option of voting either by telephone or the Internet. Instructions for voting will be provided by your broker on your voting instruction form. Your ability to vote by telephone or the Internet will depend upon the processes used by your broker, bank or record holder. We recommend that you follow the voting instructions in the materials you receive.

Q:	What do I need to do if I plan to attend the Annual Meeting in person?

A:	Please fill out the proxy card completely and mark the appropriate box on the front of the proxy card. If voting by telephone or the Internet, follow the instructions provided for attendance. Bring the Admission Ticket attached to your proxy card (or printed from the Internet) along with a form of identification to the Annual Meeting. If your shares are held in the name of a bank, broker or other record holder, you should obtain a proxy from the record holder or bring a bank or brokerage statement with you to the meeting.

Q:	Whom should I call if I have any additional questions?

A:	If you hold your shares directly, please call NSTAR’s Investor Relations Department at (781) 441-8338. If your shares are held in street name, please contact your broker at the telephone number provided by your broker on your proxy card.

ii

NSTAR

800 Boylston Street

Boston, Massachusetts 02199

(617) 424-2000

PROXY STATEMENT

The Board of Trustees of NSTAR is furnishing this proxy statement and soliciting the accompanying proxy card in connection with the Annual Meeting of Shareholders (“Annual Meeting”). The Annual Meeting will be held on Thursday, May 3, 2007 at 11:00 a.m. at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts, 02110. Appropriate notice of the Annual Meeting is being given in accordance with the Company’s Declaration of Trust for the purposes set forth in the Notice given above. This proxy statement and accompanying proxy card will first be mailed to Shareholders on or about March 9, 2007.

The accompanying proxy, if properly executed and delivered by a Shareholder entitled to vote (or voted by telephone or the Internet), will be voted at the Annual Meeting as specified in the proxy, but may be revoked at any time before the vote is taken by delivery to the Secretary of the Company of a written revocation, by revocation in person to the Secretary at the Annual Meeting, or by a proxy bearing a later date. If the proxy is properly executed and delivered by a Shareholder, but choices are not specified on the proxy, the shares will be voted For the election of all of the nominees for trustee specified below and For Proposal Number Two and Proposal Number Three.

We will pay all costs of this proxy solicitation. We have retained Georgeson Shareholder to assist in the solicitation of proxies. We will pay Georgeson Shareholder a fee of $7,000, plus actual out-of-pocket expenses. Some employees may devote a part of their time to the solicitation of proxies or for attendance at the Annual Meeting. These persons will not receive additional compensation for these solicitation services. The cost of this additional solicitation will be nominal. We will reimburse brokerage firms, banks and others for their actual out-of-pocket expenses in forwarding proxy material to the beneficial owners of our Common Shares.

On March 6, 2007, there were issued and outstanding 106,808,376 NSTAR Common Shares. Only holders of record of NSTAR Common Shares at the close of business on that date are entitled to notice of and to vote at the Annual Meeting or any adjournments of the meeting, and those entitled to vote will have one vote for each Common Share held. The NSTAR Savings Plan owned beneficially 7,457,347 Common Shares as of February 1, 2007, representing 7% of the outstanding Common Shares. Members of the Plan are entitled to give voting instructions with respect to their interests.

The Annual Report to Shareholders of NSTAR for the year ended December 31, 2006, which includes financial statements, is being mailed to Shareholders with this proxy statement.

PROPOSAL NUMBER ONE: ELECTION OF TRUSTEES

Information about the NSTAR Board, Nominees and Incumbent Trustees

NSTAR’s Declaration of Trust provides for classification of the NSTAR Board of Trustees into three classes serving staggered three-year terms. Pursuant to NSTAR’s Declaration of Trust, the Board of Trustees has fixed the number of trustees at ten. The three persons named below have been nominated by the NSTAR Board of Trustees for election as Class II trustees for a term expiring at the Annual Meeting to be held in the year 2010 and until their successors are duly elected and qualified. The remaining trustees will continue to serve as set forth below, with the Class III trustees having terms expiring in 2008 and the Class I trustees having terms expiring in 2009. If any of the nominees shall by reason of death, disability or resignation be unavailable as a candidate at the NSTAR Annual Meeting, votes pursuant to the proxy will be cast for a substitute candidate as may be designated by the NSTAR Board, or in the absence of such designation, in such other manner as the trustees may in their discretion determine. Alternatively, in any such situation, the Board of Trustees may take action to fix the number of trustees for the ensuing year at the number of nominees and incumbent trustees who are then able to serve. Proxies will then be voted for the election of such nominees, except to the extent that the authority to vote is withheld.

The names of the nominees as Class II trustees and the incumbent Class I and Class III trustees, their ages and certain information concerning each such trustee are shown in the following table. Unless otherwise indicated, all nominees and incumbent trustees have held their current or equivalent positions for the previous five years.

Nominees as Class II Trustees

Nominees	Principal Occupation and Directorships
Gary L. Countryman Age: 67 Trustee since: 1999	Chairman Emeritus and a Director, Liberty Mutual Holding Company, Inc.; Director, Bank of America Corporation.

Daniel Dennis Age: 64 Trustee since: 2002	Managing Partner of Daniel Dennis & Company LLP, Certified Public Accountants.

Thomas J. May Age: 59 Trustee since: 1999	Chairman, President (since 2002), Chief Executive Officer and a Trustee, NSTAR; Director, Bank of America Corporation and Liberty Mutual Holding Company, Inc.

Incumbent Class III Trustees - Terms Expiring in 2008

Trustees	Principal Occupation and Directorships
Charles K. Gifford Age: 64 Trustee since: 1999	Chairman Emeritus and a Director, Bank of America Corporation (retired as Chairman 2005) (Bank holding company); formerly Chairman, Chief Executive Officer and a Director (2002), FleetBoston Financial; Director, CBS Corporation.

Paul A. La Camera Age: 64 Trustee since: 1999	General Manager, WBUR Boston (Broadcasting); formerly President and General Manager (2005), WCVB-TV Channel 5 Boston.

Sherry H. Penney Age: 69 Trustee since: 1999	Sherry H. Penney Professor of Leadership, College of Management, University of Massachusetts Boston.

William C. Van Faasen Age: 58 Trustee since: 2002	Chairman (since 2005), formerly Chairman and Chief Executive Officer (2004), and Chairman, President and Chief Executive Officer (2002), Blue Cross Blue Shield of Massachusetts, Inc. (Health care); Director, IMS Health, Inc., Liberty Mutual Holding Company, Inc. and PolyMedica Corporation.

Incumbent Class I Trustees - Terms Expiring in 2009

Trustees	Principal Occupation and Directorships
Thomas G. Dignan, Jr. Age: 66 Trustee since: 1999	Of Counsel, Ropes & Gray, LLP (Law firm).

Matina S. Horner Age: 67 Trustee since: 1999	Executive Vice President, Teachers Insurance and Annuity Association/College Retirement Equities Fund (retired 2003) (Financial services); Trustee, BlackRock Funds.

Gerald L. Wilson Age: 67 Trustee since: 1999	Vannevar Bush Professor of Engineering, Massachusetts Institute of Technology; Director, Analogic Corp. and Evergreen Solar Corp.

GOVERNANCE OF THE COMPANY

Corporate Governance Guidelines. In 2003, the Board of Trustees adopted the NSTAR Board of Trustees Guidelines on Significant Corporate Governance Issues (“Corporate Governance Guidelines”). The Corporate Governance Guidelines provide a framework for NSTAR’s corporate governance initiatives and cover such matters as Board composition, Board meetings, Board Committees, and Board and management review and responsibility. A copy of the Corporate Governance Guidelines is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Guidelines” or in print to any Shareholder who requests a copy from the Secretary.

Board Independence. The Corporate Governance Guidelines provide that a substantial majority of the Company’s trustees should be independent, non-employee trustees. Each year, the Board Governance and Nominating Committee affirmatively determines the independence of each trustee and nominee for election as a trustee in accordance with the Corporate Governance Guidelines. To assist the Board in determining trustee independence, the Board has adopted independence standards that are set forth in detail in the Corporate Governance Guidelines. These standards are consistent with the listing standards of the New York Stock Exchange (“NYSE”). In general, absent other considerations, the Board will consider a trustee to be independent if he or she is not disqualified from being independent under Section 303A.02 (b) of the NYSE Listed Company Manual and he or she does not have, and in the previous three years has not had, and has no immediate family member that has or has had within the previous three years, a “Material Relationship” with the Company. The following relationships, either individually or as a director, executive officer, employee or general partner with, or significant equity holder (i.e., in excess of five percent) of a company or a firm, are considered Material Relationships: (i) a customer or supplier of the Company or its subsidiaries where the amount of compensation paid to or received from such customer or supplier in any single fiscal year exceeds the greater of $1 million or 2% of such customer’s or supplier’s consolidated gross revenue; or (ii) a tax-exempt entity that receives contributions from the Company or its subsidiaries during a calendar year in excess of the greater of $1 million or 2% of the total donations received by such entity. In the case of an immediate family member of a trustee, where the only relationship with such company or firm is that of an employee, such relationship shall not be considered material.

In addition, the Board Governance and Nominating Committee annually confirms that the members of the Audit, Finance and Risk Management Committee have not received, directly or indirectly, any fees from the Company other than compensation as a member of the Board of Trustees and the Board’s Committees, and are not otherwise affiliated with the Company as that term is defined in the Securities and Exchange Commission’s (“SEC”) regulations.

At its meeting on January 23, 2007, the Board Governance and Nominating Committee determined that Mr. Countryman, Mr. Dennis, Mr. Dignan, Dr. Horner, Mr. La Camera, Dr. Penney, Mr. Van Faasen and Dr. Wilson are independent consistent with the requirements of the Corporate Governance Guidelines and the NYSE Listed Company Manual. In making this determination, the Board considered the following relationships: Messrs. La Camera, Gifford and Van Faasen are, or in the past have been, affiliated with entities that have business relationships with the Company. The Company has commercial banking relationships with Bank of America and other banking institutions; obtains a majority of its health insurance services from Blue Cross Blue Shield of Massachusetts; and provides electric distribution service to Bank of America, Blue Cross Blue Shield of Massachusetts, and WBUR radio. These relationships have been deemed to constitute immaterial relationships, because these are ordinary course of business relationships made on an arms length basis and the amount paid to or received from such entities in 2006 was significantly below the 2% threshold established under the Corporate Governance Guidelines. All members of the Audit, Finance and Risk Management Committee are also independent for the purposes of Section 10A-3 of the Securities Exchange Act of 1934.

Based on the standards described above, Mr. May does not meet the independence criteria set out in the Corporate Governance Guidelines because he is the Chief Executive Officer. Mr. Gifford did not meet the independence criteria as of the date of the Committee’s meeting because of a former interlocking directorship, but meets the criteria and is independent as of April 1, 2007, the date three years from the date the former interlock terminated.

Board of Trustees Meetings. The NSTAR Board of Trustees held seven regular meetings during 2006. Each trustee attended at least 75% of the meetings of the NSTAR Board and the Committees of the NSTAR Board on which such trustees served.

Executive Sessions. The non-management trustees met twice in executive session without management in 2006. All trustees other than Mr. May are considered to be non-management trustees. The non-management trustees designated a chair for each session from among the non-management members of the Executive Committee. In January of 2007, the Board created a formal position of Presiding Trustee and will annually elect a Presiding Trustee at the meeting of the Board of Trustees immediately following the Annual Meeting. The Presiding Trustee will chair future meetings of the non-management trustees.

Trustee Retirement Policy. The NSTAR Board of Trustees has adopted the following trustee retirement policy: trustees who are employees of NSTAR, with the exception of the Chief Executive Officer, retire from the Board when they retire from employment with the Company. Trustees who are not employees of NSTAR or who have served as Chief Executive Officer retire from the Board at the Annual Meeting of Shareholders following their seventy-second birthday. During 2006, the NSTAR Board revised the mandatory retirement age of non-management trustees from age seventy to age seventy-two.

Policy Relating to Attendance at Annual Meeting. It is the policy of the Board that all trustees are encouraged to attend the Company’s Annual Meeting of Shareholders. The entire Board of Trustees attended the Company’s 2006 Annual Meeting.

Committees. The NSTAR Board of Trustees has an Audit, Finance and Risk Management Committee, an Executive Personnel Committee and a Board Governance and Nominating Committee. Each of the Committee charters is available on our website at: www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” and in print to any Shareholder who requests them from the Company’s Secretary. In addition, the charter of the Audit, Finance and Risk Management Committee is attached to this proxy statement as Appendix B. The Board also has a standing Executive Committee.

Executive Committee. The Executive Committee is comprised of Mr. Thomas J. May, Chair, Messrs. Gary L. Countryman, Thomas G. Dignan, Jr. and Charles K. Gifford and Dr. Matina S. Horner. The Committee’s duties include the exercise of those powers of the NSTAR Board of Trustees which by the terms of the Company’s Declaration of Trust may be exercised by the Executive Committee between regular Board meetings. The Executive Committee did not meet in 2006.

Audit, Finance and Risk Management Committee. The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair and Messrs. Daniel Dennis, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Board of Trustees has made a determination that Mr. Dennis is an “audit committee financial expert,” as that term is defined in the SEC’s regulations and that, as noted, each of the members meets the applicable SEC and NYSE independence standards. The Committee met five times in 2006.

In accordance with its Charter, the purpose of the Audit, Finance and Risk Management Committee is to appoint and oversee the independent public accountants, to review the Company’s short and long term financing requirements, risk management and compliance programs, and to assist the Board of Trustees in carrying out the Board’s oversight requirements. Specific duties of the Committee include engagement and oversight of the independent public accountants, oversight of the Company’s audit process, including audit plans, internal controls over financial reporting, and the annual and quarterly financial statements and Management’s Discussion & Analysis of Financial Condition and Results of Operations (“MD&A”) to be included in the Form 10-K and Form 10-Q Reports, and assessing and discussing with management the Company’s short and long term financing requirements.

Board Governance and Nominating Committee. The Board Governance and Nominating Committee is comprised of Mr. Thomas G. Dignan, Jr., Chair, Mr. Paul A. La Camera, Dr. Sherry H. Penney and Dr. Gerald L. Wilson. The Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines, reporting and recommending changes in the Corporate Governance Guidelines to the full Board, identifying individuals qualified to become Board members and recommending nominees for election to the Board and for appointment to Board Committees. The Committee also oversees the effectiveness of communications between the Board and management and assists the Board in the performance of annual evaluations of Board and Committee performance. This Committee met three times in 2006. Each of the Committee members meets the applicable SEC and NYSE independence standards for membership on the Board Governance and Nominating Committee.

In making trustee nominations for election to the Board, the Board Governance and Nominating Committee identifies candidates who meet the current challenges and needs of the Company. The Corporate Governance Guidelines provide that the Board Governance and Nominating Committee is responsible for reviewing with the full Board the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board, including skills such as accounting, finance, management, leadership and corporate governance, an understanding of the energy, utility and other customer-service industries, and such issues as diversity and age, taking into consideration the perceived needs of the Board at that point in time. All Board members must be able to dedicate time and resources sufficient to ensure the diligent performance of his or her duties on behalf of the Company, including attendance at Board and Committee meetings.

The Board Governance and Nominating Committee may use multiple sources when identifying and evaluating potential new trustees, including referrals from current trustees and input from third parties and search firms. The Committee reviews the qualifications and references of the candidates identified for consideration. Candidates are assessed based on the criteria contained in the Corporate Governance Guidelines. The Committee recommends candidates to the Board, which selects nominees to be presented for election by Shareholders and appoints trustees to fill vacancies. With respect to trustees standing for re-election, the Committee considers the trustee’s performance on the Board and whether the trustee’s re-election would be consistent with the Corporate Governance Guidelines discussed above. The Committee is also responsible for setting trustee compensation.

Executive Personnel Committee. The Executive Personnel Committee is comprised of Mr. Gary L. Countryman, Chair, Mr. Thomas G. Dignan, Jr., Dr. Sherry H. Penney and Mr. William C. Van Faasen. The Committee is responsible for reviewing executive officer compensation and performance, recommending to the Board candidates for election as executive officers as submitted by management, reviewing the executive succession planning process and significant organizational changes, and reviewing certain benefit programs and human resources policies. This Committee met four times in 2006. Each of the members meets the applicable SEC and NYSE independence standards for membership on the Executive Personnel Committee.

Processes and Procedures for Considering and Determining Executive Officer Compensation. The Executive Personnel Committee has direct responsibility for the executive officer compensation plans, policies and programs at NSTAR and for establishing the overall compensation philosophy for executive officers. The Committee reviews and approves the corporate goals and objectives relevant to the compensation of senior executive officers of the Company, evaluates the performance of those executives in light of such goals and objectives and sets a compensation level for those executives that is competitive based on this evaluation. Committee members continually evaluate compensation matters in informal discussions during the year, and Committee decisions are discussed with and reviewed in executive session by the full Board.

At meetings held in January of each year, the Committee establishes performance goals for the year under the Company’s annual cash incentive plan. The goals may include earnings per share, earnings growth, return on equity, credit ratings, operating and capital spending, system reliability and performance, and safety and customer service measures, as well as the results of regulatory proceedings and bulk energy purchase programs. This information provides the context within which the Committee evaluates the performance of NSTAR executives for the year. In April of each year, the Committee determines the components of total compensation for executive officers for the year in question, including determining base salary levels, establishing annual cash incentive target levels and granting long term equity awards in the form of deferred share and stock option awards under the Company’s long term equity incentive plan.

After the end of the year, management provides to the Committee a comprehensive annual review of the Company’s performance against the previously set goals. The Committee then considers the degree of achievement of corporate, individual and team performance goals and determines actual annual cash incentive awards.

The Committee engages a compensation consultant to provide comparative data and assist it in determining the three elements of compensation described above for the year. Since 1995, the Committee has retained Towers Perrin for this purpose. At the Committee’s instruction, Towers Perrin compiles data about compensation paid to executives at a peer group of urban utility companies for the purpose of benchmarking total compensation, and also reviews data pertaining to similarly sized general industry companies to assist the Committee in assuring that its compensation package is competitive with other companies with which the Company competes for top management talent. Additional information about these peer group and general industry companies is contained under “Compensation Discussion and Analysis.”

Towers Perrin provides market data from executive compensation surveys that identifies compensation levels for executive positions in the peer group companies, as well as the comparator general industry group of companies. This information includes base salaries, target annual bonuses and target long term compensation. In addition, the Chief Executive Officer makes recommendations to the Committee relating to the salary levels, recommended bonuses and the level of long term equity incentive awards for the senior executives.

Compensation decisions relating to the Chief Executive Officer are made by the Committee. The Chair of the Committee solicits the views of the full Board regarding the performance of the Chief Executive Officer. This includes a discussion of the Chief Executive Officer’s performance for the year. The Committee also reviews NSTAR’s performance against the corporate performance goals and the operating plan.

Processes and Procedures for Considering and Determining Trustee Compensation/2006 Trustee Compensation. The process of setting trustee compensation generally follows the benchmarking employed in setting compensation for our executive officers. This process, however, is overseen by the Board Governance and Nominating Committee. From time to time, Towers Perrin prepares a review of trustee compensation of the same peer group used for executive compensation purposes. The compensation survey includes data on total compensation for directors at the peer group companies as well as on individual components of that compensation, such as annual retainers and board and committee meeting fees. Data is also provided that differentiates compensation by board position, such as committee chairs, and includes data showing trends in director compensation. NSTAR’s objective is to set trustee compensation at the median of the urban utility company peer group. Management and Towers Perrin periodically review this data, after which management makes any recommendation to the Committee as to adjustments in trustee compensation.

Each trustee who is not an employee of NSTAR receives an annual Board retainer of $80,000; $30,000 in cash and an additional $50,000 either in cash or, at the election of the trustee, in NSTAR Common Shares. Non-employee trustees who are also members of the Executive Committee receive an annual retainer of $5,000. The Chairs of the Board Governance and Nominating and Executive Personnel Committees receive an additional annual retainer of $5,000, and the Chair of the Audit, Finance and Risk Management Committee receives an additional annual retainer of $13,000. Members of the Audit, Finance and Risk Management Committee, with the exception of the Chair, receive an additional annual retainer of $3,000. Trustees who are not employees of NSTAR receive $1,500 for attendance in person at each Board and Committee meeting and $750 for participating in such a meeting by telephone. Trustees may elect to defer part or all of their fees into deferred accounts pursuant to NSTAR’s Trustees’ Deferred Plan. Participants select publicly-traded securities and mutual funds as investments for cash compensation deferred under the Plan. All trustees have elected to receive the additional retainer in NSTAR Common Shares, which is credited to the deferred compensation trust account established under the Plan.

2006 TRUSTEE COMPENSATION

Name	Fees Earned or Paid in Cash(1)	Stock Compensation(1)(2)	Total
Gary L. Countryman	$50,150	$42,500	$92,650
Daniel Dennis	$45,800	$42,500	$88,300
Thomas G. Dignan, Jr.	$56,300	$42,500	$98,800
Charles K. Gifford	$41,250	$42,500	$83,750
Matina S. Horner	$60,400	$42,500	$102,900
Paul A. La Camera	$49,100	$42,500	$91,600
Sherry H. Penney	$47,300	$42,500	$89,800
William C. Van Faasen	$47,900	$42,500	$90,400
Gerald L. Wilson	$47,600	$42,500	$90,100

(1)	Effective July 1, 2006, the annual Board retainer increased from $60,000 to $80,000; $30,000 in cash and an additional $50,000 either in cash or at the election of the trustee, in NSTAR Common Shares; annual retainers of non-employee trustees who are also members of the Executive Committee increased from $3,000 to $5,000; members of the Audit, Finance and Risk Management Committee now receive an annual retainer of $13,000 (Chair) and $3,000 (other members); and Committee meeting fees were increased from $1,200 to $1,500 for attendance in person and from $600 to $750 for attendance by telephone.

(2)	This column reflects the grant date fair value of the NSTAR Common Shares delivered to the named trustees during 2006. The total number of NSTAR Common Shares held in the trustee brokerage account at State Street Bank and Trust Company on behalf of each trustee is as follows: Mr. Countryman, 17,926; Mr. Dennis, 6,825; Mr. Dignan, 18,426; Mr. Gifford, 15,601; Dr. Horner, 17,203; Mr. La Camera, 11,844; Dr. Penney, 16,991; Mr. Van Faasen, 6,552 and Dr. Wilson, 10,411.

Communications with the Board. Any Shareholder or other interested party who wishes to communicate with the Board or any individual or group of individual trustees, including the non-management or independent trustees as a group, can write to Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, Boston, MA 02199 or may communicate electronically by sending an e-mail to the following address: hotline@nstar.com. Depending on the subject matter, management will forward the communication to the trustee or group of trustees to whom it is addressed, or attempt to handle the inquiry directly, for example, where the request is for information about the Company or is a dividend or related stock matter, or where the communication is primarily commercial in nature. Complaints regarding accounting, internal accounting controls and auditing matters are forwarded to the Chair of the Audit, Finance and Risk Management Committee in accordance with the Audit, Finance and Risk Management Committee’s procedures that are described in its Report contained in this proxy statement and on the Company’s website.

NSTAR Policies on Business Ethics and Conduct. The NSTAR Board of Trustees’ Guidelines on Significant Corporate Governance Issues, NSTAR’s Code of Ethics for the Principal Executive Officer, General Counsel and Senior Financial Officers, and its Code of Ethics and Business Conduct for Directors, Officers and Employees, together with other relevant governance documents that are applicable to NSTAR’s executive officers, senior financial officers or trustees can be accessed free of charge on NSTAR’s website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests them from the Company’s Secretary.

NSTAR Policy on Related Persons Transactions. In January, 2007, the Board Governance and Nominating Committee adopted the NSTAR Related Persons Transaction Policy. Under the policy, the Company will not engage in transactions with related persons unless the Committee determines that the transaction is on terms comparable to those that the Company could obtain in an arms’ length transaction with an unrelated third party. The term related person means: a senior executive officer, trustee, or an immediate family member; shareholders owning in excess of five percent (5%) of the Company’s outstanding shares; and entities in which any of the persons or entities described above hold the position of general partner or similar position, director, or owner of more than a five percent (5%) ownership interest.

Common Share Ownership by Trustees and Executive Officers

The following table sets forth the number of NSTAR Common Shares beneficially owned as of February 1, 2007 by each trustee, each of the executive officers named in the Summary Compensation Table, and all trustees and executive officers of NSTAR as a group. Except as indicated below, all of the shares listed are held by the persons named with both sole voting and investment power. Other than the NSTAR Savings Plan, there are currently no known beneficial owners of five percent (5%) or more of the Company’s Common Shares.

	Number of NSTAR Common Shares Beneficially Owned(1)(2)(3)	Percentage of NSTAR Common Shares Beneficially Owned(4)
Gary L. Countryman	24,518	*
Daniel Dennis	6,825	*
Thomas G. Dignan, Jr.	26,487	*
Charles K. Gifford	20,321	*
Douglas S. Horan	138,762	*
Matina S. Horner	23,789	*
James J. Judge	169,084	*
Paul A. La Camera	11,844	*
Thomas J. May	1,088,108	1.019%
Joseph R. Nolan, Jr.	50,808	*
Sherry H. Penney	23,720	*
Werner J. Schweiger	210,326	*
William C. Van Faasen	6,552	*
Gerald L. Wilson	16,313	*
All trustees and executive officers as a group (17 persons)	1,939,211	1.816%

(1)	Includes the following number of Common Shares which each of the Named Executive Officers has the right to acquire within 60 days of February 1, 2007 upon the exercise of outstanding stock options: Mr. May, 600,000 shares; Mr. Judge, 66,667 shares; Mr. Horan, 66,667 shares; Mr. Schweiger, 171,667 shares; and Mr. Nolan, 11,333 shares; all executive officers as a group, 964,667 shares.

(2)	Includes the following number of Common Shares credited under NSTAR’ s Deferred Compensation Plan: Mr. May, 451,117 shares; Mr. Judge, 89,842 shares; Mr. Horan, 71,010 shares; Mr. Schweiger, 33,619 shares; and Mr. Nolan, 31,884 shares; all executive officers as a group, 723,888 shares. Participants in the Deferred Compensation Plan may instruct the Plan trustee to vote NSTAR Common Shares held in a Rabbi trust in accordance with their allocable share of such deferrals, but have no dispositive power with respect to shares held in the Plan’s trust.

(3)	Includes the following number of Common Shares held in the NSTAR Savings Plan: Mr. May, 34,091 shares; Mr. Judge, 11,546 shares; Mr. Horan, 1,085 shares; Mr. Schweiger, 2,549 shares; and Mr. Nolan, 7,591 shares; all executive officers as a group, 72,677 shares.

(4)	* denotes that beneficial ownership is less than 1%.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that trustees and executive officers file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 and/or Form 5 with the SEC and any national securities exchange on which NSTAR’s Common Shares are traded.

Based on a review of the forms furnished to the Company and written representations from the trustees and executive officers, the Company believes that all Section 16(a) filing requirements applicable to its trustees and executive officers were complied with for 2006, except for late filings made by all of the Named Executive Officers which disclosed a mandatory federal withholding tax, equal to 1.45% of vested deferred shares, which was paid through a reduction by 1.45% in the number of shares credited to the executives’ share accounts, and which under SEC regulations is considered a sale of stock.

AUDIT, FINANCE AND RISK MANAGEMENT COMMITTEE REPORT

The Audit, Finance and Risk Management Committee is comprised of Dr. Matina S. Horner, Chair, Messrs. Daniel Dennis, Paul A. La Camera and William C. Van Faasen and Dr. Gerald L. Wilson. The Committee annually reviews the New York Stock Exchange and Securities and Exchange Commission’s standards of independence and financial expertise for audit committee members and at its most recent review determined that the members of the Committee met such standards. In January of 2004 the Board of Trustees designated Mr. Daniel Dennis as the Committee’s financial expert.

In accordance with its Charter, the purpose of the Committee is to appoint and oversee the independent registered public accountants and to review the Company’s short and long term financing requirements, as well as its risk management, internal controls over financial reporting and compliance programs, so as to assist the Board of Trustees in carrying out the Board’s oversight requirements. The Committee appoints a firm of independent registered public accountants annually. PricewaterhouseCoopers LLP was appointed as the Company’s independent registered public accountants in January 2007 for the 2007 fiscal year, subject to ratification by Shareholders at the 2007 Annual Meeting of Shareholders. A more detailed description of the purpose and duties of the Committee is set forth in the Audit, Finance and Risk Management Committee’s Charter, which is attached to this proxy statement as Appendix B and is available on our website at www.nstar.com: select “Investor Relations,” “Company Information” and then “Corporate Governance,” or in print to any Shareholder who requests it from our Secretary.

Management is responsible for preparing complete and accurate consolidated financial statements for the Company in accordance with generally accepted accounting principles. The independent registered public accountants are responsible for performing independent audits of NSTAR’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon.

The Committee meets with the independent registered public accountants, the Company’s internal auditor, the Chief Executive Officer and the senior management of the Company to review the scope and the results of the annual audit, both internal and external, the amount of audit fees, the Company’s system of internal controls over financial reporting, including management’s Report on Internal Control and the independent registered public accountants’ accompanying report, the financial statements, including Management’s Discussion and Analysis included therein, contained in the Company’s Form 10-K and Form 10-Q Reports, the Company’s financing requirements, risk management programs, and its corporate compliance program. In 2006, the Committee had five regularly scheduled meetings. At its meetings, the Committee meets separately with the independent registered public accountants, internal audit and management.

The Committee has established NSTAR’s Employee and Interested Party Complaint Procedures for Accounting and Auditing Matters, pursuant to which complaints regarding accounting, internal accounting controls or auditing matters can be made. These procedures are described on the Company’s website at www.nstar.com: select “Investor Relations,” “Company Information,” “Corporate Governance” and then “Contact Our Board” and also in periodic employee communications. All communications received through the dedicated telephone number and website are reviewed with the Committee.

The Audit, Finance and Risk Management Committee has reviewed and discussed with management and with PricewaterhouseCoopers LLP the audited consolidated financial statements for fiscal year 2006 and various matters related to the financial statements, including those matters required to be discussed by SAS 61

(Codification of Statements on Auditing Standards, AU 380). Such matters include all critical accounting policies and practices of the Company, the initial selection and any changes in accounting policies and alternative accounting treatment of material financial statement items, management judgments and accounting estimates, significant audit adjustments and disagreements with management, if any, and all material written communications between the independent registered public accountants and management. The Audit, Finance and Risk Management Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed the issue of PricewaterhouseCoopers LLP’s independence generally. Based upon such review and discussions, the Audit, Finance and Risk Management Committee has recommended to the Board of Trustees that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2006 for filing with the SEC.

By the Audit, Finance and Risk Management Committee,

Matina S. Horner, Chair

Daniel Dennis

Paul A. La Camera

William C. Van Faasen

Gerald L. Wilson

AUDIT AND RELATED FEES

The following sets forth fees incurred by NSTAR and its subsidiaries during 2006 and 2005 for services provided by PricewaterhouseCoopers LLP, the Company’s independent registered public accountants:

	Audit Fees	Audit Related Fees	Tax Fees	All Other Fees
2006	$1,784,750	$8,143	$0	$3,000
2005	$1,805,500	$0	$0	$3,000

Audit Fees - Audit fees for 2006 and 2005 were for all audit services related to the Company’s financial statements and its internal controls in accordance with the standards of the Public Company Accounting Oversight Board. This category also includes fees related to services provided in connection with the Company’s financing transactions, including the preparation of comfort letters and consents.

Audit Related Fees - Audit related fees for 2006 were for final services related to the transfer of the audit of the Company’s employee benefit plans to a new audit firm. These audit services are now provided by another firm of independent registered public accountants not affiliated with PricewaterhouseCoopers LLP.

All Other Fees - All Other Fees for 2006 and 2005 relate to an annual license fee for online accounting research services.

The Audit, Finance and Risk Management Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accountants annually. The Audit, Finance and Risk Management Committee has delegated authority to the Committee’s Chair to pre-approve such services in cases where a meeting of the full Committee is not feasible. All audit and non-audit services for which the Company has engaged PricewaterhouseCoopers LLP during 2006 and 2005 were either pre-approved by the Audit, Finance and Risk Management Committee or the Chair of the Audit, Finance and Risk Management Committee as described above.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

The Role of the Executive Personnel Committee. The Board of Trustees has delegated to its Executive Personnel Committee (“the Committee”) overall responsibility for establishing the compensation program for all executive officers, including the Named Executive Officers. In this role, the Committee sets compensation policy and compensation levels, approves performance goals and evaluates executive performance. Although this discussion and analysis refers principally to compensation for the Named Executive Officers, the same compensation principles and practices generally apply to all executives.

Compensation Objectives. The objectives of the Company’s compensation program for executive officers are to attract and retain highly-qualified executives, to motivate them to meet short term and long term performance objectives and reward them when they do so, and to provide total compensation to executives that is competitive with market conditions. The NSTAR compensation program utilizes performance-based compensation programs to reward individual and corporate performance and to link interests of executives and Company Shareholders.

Elements of Compensation. Total direct compensation is delivered primarily through a combination of three elements: base salary, annual cash incentive awards and long term equity-based incentive awards. Compensation is also provided through certain retirement, perquisite, and health and welfare benefit programs. The Committee believes that a significant portion of total compensation should be incentive-based, and therefore the Company’s incentive and share-based plans have been designed to provide for targeted levels of approximately 75% of Mr. May’s total compensation and approximately 50% to 60% of total compensation for the other Named Executive Officers.

Setting Compensation Levels; Peer Group Process. Based on these objectives, the Committee has structured the Company’s annual incentive and long term equity-based compensation programs to motivate executives to achieve the business goals set by the Company and to reward executives for achieving those goals. In order to ensure that the Company also achieves its goal of providing market-based compensation levels to attract and retain top quality management, the Committee benchmarks total compensation against a peer group of urban utility companies and reviews compensation data pertaining to general industry companies with revenues between $2 billion and $5 billion and with which the Company competes for executive talent. The companies comprising the peer group and the general industry comparator group are identified by Towers Perrin, the Committee’s compensation consultant. While the comparator groups and the companies comprising them are reviewed by the Committee annually, they are generally stable from year to year. The Committee also relies on NSTAR Human Resources personnel to assist with the production of the required data.

The urban utility group used to benchmark the Company’s compensation program is comprised of 26 energy companies operating in major urban areas. For 2006, this peer group of companies consisted of:

AGL Resources	Equitable Resources	Portland General Electric
Ameren	Exelon	Public Service Enterprise
Centerpoint Energy	Firstenergy	Puget Energy
Cinergy	FPL Group	Sierra Pacific
Consolidated Edison	Great Plains Energy	TECO Energy
Constellation Energy	Keyspan	Washington Gas
Duquesne Power & Light	Northeast Utilities	Wisconsin Energy
DTE Energy	Pepco Holdings	Xcel Energy
Energy East	Pinnacle West Capital

The Committee’s objective is to target total compensation at the 50th percentile of the urban utility peer group for target performance with respect to corporate performance goals and the executive’s individual performance goals. The data for the peer group and the similar-sized general industry companies is reviewed at both the 50th and 75th percentiles in order to assess the competitiveness of the compensation programs within the marketplace for executive talent. In addition to benchmarking total compensation, peer group company data, as well as data pertaining to similarly sized general industry companies, are also used as a reference point to determine the mix of cash and equity compensation. Towers Perrin develops the comparative compensation data described above and periodically reviews the Company’s executive compensation levels, the role and responsibilities of each executive, and the Company’s organizational structure. At the April 2006 meeting of the Committee, Towers Perrin presented a report which reviewed NSTAR’s executive compensation levels relative to the 50th and 75th percentiles of the peer group and the general industry companies.

The processes and procedures the Committee follows in determining executive compensation are discussed above under “Governance of the Company – Processes and Procedures for Considering and Determining Executive Officer Compensation.”

Base Salary

Determination Process. A portion of each executive’s compensation is base salary, which the Committee believes is necessary to pay competitively to attract and retain highly qualified individuals. In determining the level of base salary for the Chief Executive Officer, the Committee considers the base salaries paid to comparable executives in the peer group, reviews the performance of the Chief Executive Officer and obtains input from the independent members of the Board. The Committee’s review includes both quantitative and qualitative factors. With respect to the other executives, including the Named Executive Officers, the Committee follows a similar process, and also considers the recommendations of the Chief Executive Officer.

Results for 2006. Based on the Committee’s 2006 executive compensation review in April 2006, the base salaries of each of the Named Executive Officers that were approved by the Committee approximate the 50th percentile of the base salaries of the urban utility peer group. In determining Mr. May’s 2006 total compensation, the Committee reviewed the market data prepared by Towers Perrin as described previously. Based upon this information and the Committee’s evaluation of Mr. May’s performance, and considering the appropriate allocation of base pay and performance-based incentive compensation, the Committee set Mr. May’s base salary at $930,000, effective May 1, 2006.

Annual Incentive Compensation

Determination Process. NSTAR pays performance-based awards to encourage a high level of individual and team-based performance by its executives and to reward executives for achieving corporate, individual and team goals. At the commencement of each year, and after the Board of Trustees has approved the Company’s Annual Operating Plan, the Committee establishes corporate performance goals for the Company that are based on that operating plan. These may include earnings per share, service quality indicators, and safety, reliability and other operating measures. The Committee thereafter establishes target award levels for each executive based on the peer group and market data described above, expressed as a percentage of each Named Executive Officer’s base salary. For each of the Named Executive Officers in 2006, Annual Incentive Plan targets ranged from 40% to 100% of base salary, with a performance range of 0% to 200% of target, and a Plan maximum award of 200% of base salary. The Chief Executive Officer’s annual cash incentive target was set at 100% of base pay for 2006.

At the end of the year, management prepares a comprehensive review of the Company’s performance for the year. Based on that analysis, the Chief Executive Officer recommends to the Committee bonus payouts based on achievement of the prior year’s operating plan performance goals and assessment of executive performance against individual and team objectives that had been established. The Committee does not have pre-set performance formulas that establish award levels. Many quantitative and qualitative factors are considered, including the difficulty of achieving such goals and the executive’s individual contribution to their achievement.

Key focus areas for reviewing individual executives’ performance included:

1.	Thomas J. May - earnings per share and overall corporate performance;

2.	James J. Judge - earnings per share, maintenance of credit ratings, pension returns, regulatory outcomes and energy procurement;

3.	Douglas S. Horan - earnings per share, industry restructuring issues and legal and regulatory outcomes;

4.	Werner J. Schweiger - earnings per share, execution of capital plan, system reliability, service restoration and safety metrics;

5.	Joseph R. Nolan, Jr. - earnings per share, customer service quality metrics and regulatory outcomes.

Results for 2006. The Company exceeded its earnings per share goal of $1.92, despite a $27 million decline in revenue resulting primarily from unusually mild weather. The Company’s common share dividend was increased in December, 2006 by 7.4%, outperforming the industry average of 5.9%. The Company’s pension plan achieved an overall return of 14.4%, exceeding the established absolute return and relative performance targets. The Company’s credit rating was upgraded by Standard & Poors to “A+”, above the utility average of BBB. In addition, short term debt programs performed in the top third for A1/P1 Commercial Paper borrowers. Several important regulatory outcomes were also achieved in 2006, including full implementation of a comprehensive state rate settlement, the merger of the Company’s four electric utility subsidiaries into a single corporation, and a federal rate order relating to transmission return on equity. System reliability measures met all regulatory service quality targets, with months between interruptions improving 9.2% and outage restoration metrics improving 18.6% over 2005, and customer service metrics improved as well, with calls answered within 30 seconds and meters read on schedule results increasing to 83.1% and 98.1%, respectively.

While each executive has individual performance goals, the NSTAR management process is team-based. Accordingly, individual executive performance was judged not only with regard to the focus areas identified above, but also by the overall performance of the executive team and by the achievement of corporate-wide goals, including earnings per share. Based on the review and recommendation process described above, the Committee approved cash incentive bonuses for the Company’s executive officers at levels that ranged from 69% to 161% of base pay, which reflected strong Company performance in 2006 despite a difficult operating environment. In arriving at Mr. May’s actual annual incentive payment of $1,500,000, which was 161% of base pay, the Committee reviewed his individual performance and the overall performance of the executive team in achieving corporate-wide goals, including earnings per share.

Long Term Equity Incentive Compensation

Determination Process. In April of each year, the Committee makes equity-based awards to executives under the NSTAR 1997 Share Incentive Plan. The awards are based on the referenced peer group award target levels and on the Committee’s determination of each executive’s ability to influence achievement of key strategic objectives. The Committee believes that equity-based compensation under the Plan ensures that executives have a continuing stake in the long term success of the Company and that executive interests are aligned with those of NSTAR Shareholders. The ability of executives to realize the full value of awards is dependent upon continued corporate and stock price performance and on the executive remaining employed at the Company for a specified number of years. In making Plan awards, the Committee’s philosophy has been to provide equity incentive award opportunities commensurate with excellent performance.

Results in 2006. Awards granted to the Named Executive Officers in April, 2006 were based on the benchmarking data described above and the Committee’s determination of each executive’s ability to increase total shareholder return and to otherwise advance key strategic objectives. Long term incentive award targets for 2006 for the executive officers, other than Mr. May, ranged from 62% to 105% of base pay, which was between the 50th percentile and the 75th percentile of the peer group.

Grants to Named Executive Officers in 2006 consisted of deferred shares with dividend equivalent awards and non-qualified stock options. The value of equity awards granted in 2006 generally reflected a mix of 75% deferred shares and 25% stock options, subject to Plan restrictions. The value of these awards is reflected in the “Grants of Plan-Based Awards” table. Both deferred share awards and stock options vest at the rate of 33% per year over a three-year period from the date of grant. The options may be exercised over a ten-year period.

For Mr. May, the Committee set a long term incentive award target for 2006 at 228% of base pay, which was between the 50th percentile and the 75th percentile of the peer group. Mr. May’s long term incentive awards were granted in the form of 68,000 deferred shares, including related dividend equivalent awards, and 200,000 stock options, both of which vest over a three-year period.

The exercise price of options that were granted in 2006 was the closing price of NSTAR’s Common Shares on the date the option was granted by the Committee.

Other Elements of Compensation

Retirement Benefits. The Company maintains certain broad-based benefit plans in which Company employees, including the Named Executive Officers, are entitled to participate. These plans include health and life insurance, a qualified 401(k) savings plan and a qualified defined benefit pension plan. The qualified 401(k) savings plan includes a Company matching contribution equal to 50% of the first 8% of eligible base salary and annual cash incentive contributed by the employee, subject to Internal Revenue Code limitations. The qualified defined benefit plan is a final average pay plan which is also limited by Internal Revenue Code restrictions.

Because pension benefits under the qualified defined benefit pension plan are limited by Internal Revenue Code restrictions, the Company sponsors two supplemental non-qualified programs: the Excess Benefit Plan, designed to make up for limits imposed by the qualified defined benefit pension plan by the Internal Revenue Code, and the Supplemental Executive Retirement Plan, designed to provide (together with the qualified defined benefit pension plan and the excess benefit plan) pension benefits for vested participants equal to 60% of such participants’ pre-retirement compensation (reduced by the value of 50% of the participants’ primary Social Security benefit). Amounts payable under these plans are based on base salary and annual cash bonus payments, which is consistent with the goal of providing a retirement benefit that replaces a percentage of pre-retirement income. These plans are described in the narrative accompanying the “Pension Benefits” table below. These non-qualified programs are typically offered to utility industry executives. The Company provides these plans (and the benefits and plans listed below) to maintain a competitive benefits package for executives.

Deferred Compensation. The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. The Plan provides for a gain or loss on deferred amounts based on a wide range of publicly available individual securities and mutual funds selected by individual executives. The Company provides these benefits to maintain a competitive benefits package for executives. The availability of this benefit is not a factor that the Committee considers in determining total compensation.

Perquisites. The Company provides a limited number of perquisites, consistent with peer companies, which are described in the Summary Compensation Table. The level of perquisites does not factor into decisions on total compensation.

Termination/Change in Control Agreements

Executives do not have employment agreements and do not participate in a formal severance plan.

The Company has a program in place under which senior executives have agreements that provide them with potential benefits upon a change in control of the Company. The Company has entered into these agreements because it believes that providing some protection in the event of a change in control is necessary to attract and retain high quality executives and to ensure the executives remain focused on the business of the Company during the period leading up to a possible change in control. The terms of these agreements and the amounts payable under them are described below under “Potential Payments upon Termination or Change in Control.” Under these agreements, unvested awards vest upon a change in control, and the executive is entitled to severance benefits if within 36 months following a change in control the executive is terminated involuntarily (other than for cause), or terminates employment for “good reason.” The Company believes this form of “double-trigger” agreement provides each executive with protection in the event of a change in control, while still providing an incentive for the executive to remain employed with the Company for the transition period following a change in control.

Other Policies Regarding Executive Stock Ownership

In order to directly align the interests of our executive officers with the interests of Shareholders, the Committee has recommended and the Board of Trustees has approved share ownership guidelines of five times base salary for the Chief Executive Officer, three times base salary for senior executive officers and two times base salary for all other executive officers. These guidelines allow the executives five years from the date of employment as an executive officer to achieve these levels of ownership. Each of the Named Executive Officers and all other senior executives have achieved these ownership guidelines.

Tax and Accounting Considerations

The NSTAR 1997 Share Incentive Plan was approved by Shareholders, and option awards thereunder have been structured to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code. The Company believes, however, that the availability of a tax deduction for compensation is secondary to the goal of providing market-based compensation to attract and retain highly qualified executives.

The Company adopted the provisions of Statement of Financial Accounting Standard No. 123(R) for the year commencing January 1, 2006, the date the standard became effective. In general, the Company and the Committee do not take accounting considerations into account in structuring compensation arrangements, except that we seek to have all of our equity awards qualify for fixed grant date accounting, rather than variable accounting.

Equity Grant Practices

As noted, equity awards are made annually at the second meeting of the Executive Personnel Committee, generally held in April of the year, at which the Committee also determines base salary, annual and long term incentive compensation targets and long term incentive awards. The date of this meeting is typically chosen six months in advance, and therefore awards are not coordinated with the release of material non-public information.

EXECUTIVE PERSONNEL COMMITTEE REPORT

The Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on this review, the Committee recommends to the Board of Trustees that the Compensation Discussion and Analysis be included in the Company’s proxy statement.

By the Executive Personnel Committee,

Gary L. Countryman, Chair

Thomas G. Dignan, Jr.

Sherry H. Penney

William C. Van Faasen

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006. The Company has not entered into any employment agreements with any of the Named Executive Officers. Amounts listed under column “Non-Equity Incentive Plan Compensation” were determined by the Committee at its January 23, 2007 meeting and, to the extent not deferred by the executive, were paid out on January 25, 2007.

Name and Principal Position	Year	Salary	Stock Awards (1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings (3)	All Other Compen- sation (4)	Total
Thomas J. May– Chairman, President and Chief Executive Officer	2006	$915,000	$3,179,438	$521,667	$1,500,000	$1,330,121	$173,512	$7,619,738

James J. Judge– Senior Vice President, Treasurer and Chief Financial Officer	2006	$379,667	$373,419	$156,294	$450,000	$188,033	$39,191	$1,586,604

Douglas S. Horan– Senior Vice President, Strategy, Law & Policy, Secretary and General Counsel	2006	$376,667	$367,257	$154,579	$440,000	$327,994	$42,442	$1,708,939

Werner J. Schweiger– Senior Vice President, Operations	2006	$366,667	$367,257	$154,579	$410,000	$134,423	$37,294	$1,470,220

Joseph R. Nolan, Jr.– Senior Vice President, Customer & Corporate Relations	2006	$279,000	$249,567	$91,216	$260,000	$46,810	$33,823	$960,416

(1)	Reflects the fair value of Deferred Common Share expense recognized for the fiscal year ended December 31, 2006, in accordance with the requirements of SFAS 123(R) and thus reflects amounts from awards granted in and prior to 2006. Assumptions used in the calculation of these amounts are included in Note J to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2007.

(2)	Reflects the fair value of options expense recognized in 2006, in accordance with SFAS 123(R) of stock option awards and thus reflects amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount are included in Note J to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2007.

(3)	Reflects the actuarial increase in the present value of the Named Executive Officer’s benefits under all pension plans established by the Company determined using the same interest rate and mortality rate assumptions used in the Company’s financial statements. There was no above-market increase in deferred compensation value during 2006, as the terms of the Deferred Compensation Plan provide for market-based investments, including Company Common Shares.

(4)	The amounts in this column include matching 401(k) savings plan contributions in 2006 for each of the Named Executive Officers in the amount of $8,800 and the dollar value of the Dividend Equivalent awards vested in 2006 as follows: Mr. May, $106,186; Mr. Judge, $19,945; Mr. Horan, $19,945; Mr. Schweiger, $19,945; and Mr. Nolan, $14,535. Perquisites reported in this column include a financial planning and health services plan, amounts paid by the Company for Company-leased vehicles, home security systems and tickets to sporting events. The imputed income and tax gross up amount for a life insurance benefit granted in 2005 to Mr. May included in the table is $37,576. Perquisites are valued based upon the incremental, direct cost to the Company.

GRANTS OF PLAN-BASED AWARDS

Annual cash incentive awards are made under the Company’s Annual Incentive Plan. The deferred share and option awards to the Named Executive Officers in 2006 were granted under the NSTAR 1997 Share Incentive Plan. The deferred shares and stock option awards are time-vested at the rate of 33 1/3% per year over a three-year period from the date of the grant. Dividend equivalent awards accompany the awards of deferred shares and are based upon the Company’s prevailing dividend rate. No dividend equivalents apply to the option awards upon vesting. Options may be exercised over a ten-year period.

	Grant Date	Estimated Possible Payouts Under Non-equity (Cash) Incentive Plan			All Other Stock Awards; # of Shares	All Other Option Awards; # of Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards (1)
Name		Thres- Hold	Target ($)	Maximum ($)
Thomas J. May	04-27-2006 04-27-2006 04-27-2006	$0	$930,000	$1,860,000	68,000	200,000	$27.73	$ $	1,885,640 772,000
James J. Judge	04-27-2006 04-27-2006 04-27-2006	$0	$232,200	$774,000	16,000	50,000	$27.73	$ $	443,680 193,000
Douglas S. Horan	04-27-2006 04-27-2006 04-27-2006	$0	$229,500	$765,000	15,000	48,000	$27.73	$ $	415,950 185,280
Werner J. Schweiger	04-27-2006 04-27-2006 04-27-2006	$0	$223,500	$745,000	15,000	48,000	$27.73	$ $	415,950 185,280
Joseph R. Nolan, Jr.	04-27-2006 04-27-2006 04-27-2006	$0	$113,400	$567,000	7,500	35,000	$27.73	$ $	207,975 135,100

(1)	The stock options granted April 27, 2006 had a value of $3.86. In accordance with the requirements of SFAS 123(R), the fair value was estimated using the Black-Scholes option pricing model. Assumptions used for the model are as follows: expected life (years), 6.0; risk-free interest rate, 4.91%; volatility, 16.0%; dividends, 4.06%. Deferred shares were granted at full market price of NSTAR’s common share on date of grant of $27.73.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following represents deferred share and option awards under the NSTAR 1997 Share Incentive Plan. The unvested awards, based on amounts granted, will vest 33 1/3% per year during 2007-2009, except for 168,919 of Mr. May’s deferred shares, granted in 2005, which vest in their entirety in April, 2009. The market value was based on the Company’s year end 2006 closing share price. Options may be exercised over a ten-year period from date of grant.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested
Thomas J. May	200,000		$22.6650	04-24-2012
	200,000		$21.6000	04-30-2013
	133,333	66,667	$24.2050	04-28-2014
	66,667	133,333	$29.6000	06-09-2015
		200,000	$27.7300	04-27-2016	307,252	$10,557,179

James J. Judge	46,667	23,333	$24.2050	04-28-2014
	20,000	40,000	$29.6000	06-09-2015
		50,000	$27.7300	04-27-2016	29,333	$1,007,882

Douglas S. Horan	46,667	23,333	$24.2050	04-28-2014
	20,000	40,000	$29.6000	06-09-2015
		48,000	$27.7300	04-27-2016	28,333	$973,522

Werner J. Schweiger	40,000		$22.0600	03-01-2012
	30,000		$22.6650	04-24-2012
	35,000		$21.6000	04-30-2013
	46,667	23,333	$24.2050	04-28-2014
	20,000	40,000	$29.6000	06-09-2015
		48,000	$27.7300	04-27-2016	28,333	$973,522

Joseph R. Nolan, Jr.		12,000	$24.2050	04-28-2014
	11,333	22,667	$29.6000	06-09-2015
		35,000	$27.7300	04-27-2016	17,500	$601,300

OPTION EXERCISES AND STOCK VESTED

In 2006, one-third of deferred shares granted under the NSTAR 1997 Share Incentive Plan in each of 2003, 2004 and 2005 vested. The deferred share number and value below include dividend equivalents which are added at the time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
Thomas J. May	280,000	$3,933,500	80,066	$2,204,732
James J. Judge	148,000	$1,898,700	15,052	$414,558
Douglas S. Horan	148,000	$1,898,700	15,052	$414,558
Werner J. Schweiger	35,000	$335,886	15,052	$414,558
Joseph R. Nolan, Jr.	24,000	$280,740	11,000	$303,120

(1)	Messrs. May, Judge, Horan and Schweiger have deferred 100% of their vested stock awards and Mr. Nolan has deferred 25% of his vested stock awards in accordance with the Company’s Non-Qualified Deferred Compensation Plan.

PENSION BENEFITS

NSTAR maintains a tax-qualified defined benefit plan (the “Pension Plan”) for substantially all employees of the Company, including the Named Executive Officers, under which participants receive a benefit based upon a percentage of the participant’s final average compensation, subject to a $220,000 statutory limitation (as indexed) on eligible compensation. The percentage of final average compensation is determined by totaling the participant’s “annual benefit credits” up to a maximum of 325% (or 525% for employees hired before August 18, 1999, as applicable). Annual benefit credits range from 5% for years of service under age 25 to 15% for years of service on and after attaining age 55. Additional annual benefit credits up to 20% apply for employees hired before August 18, 1999. Final average compensation is the average of any three years of annual qualified compensation within the participant’s last ten years of employment that produce the highest average pay. Annual qualified compensation includes each participant’s base pay, lump sum merit increases and certain incentive bonuses. The normal retirement age is 65. The Pension Plan has a five-year vesting provision, and benefits are payable following termination of employment either as a lump sum or in one of several annuity options.

For employees who are affected by federal tax rules that limit the amount of compensation that may be taken into account for determining the Pension Plan benefit, including our executive officers, we maintain a non-qualified excess benefit plan (the “Excess Benefit Plan”). The Excess Benefit Plan is designed to provide the benefits that would be payable under the Pension Plan but for the statutory limitations imposed by the Internal Revenue Code. Amounts payable under the Excess Benefit Plan are available in the same form as the participant’s benefits under the Pension Plan. In addition, amounts payable under the Excess Benefit Plan are offset by amounts payable under the Pension Plan.

NSTAR also maintains a non-qualified, supplemental executive retirement plan (“SERP”) to provide key executive employees with competitive retirement benefits and encourage their continued employment. The SERP provides a maximum benefit of 60% of eligible compensation after attainment of 20 years of credited service and age 62 (age 60 as to executive officers appointed prior to 1996). Participants who attain age 55 and have completed five years of service with the Company are eligible to receive a reduced annual benefit equal to the amount he or she would have received at age 62 less 0.41666% times the number of months between his or her benefit commencement date and attainment of age 62. SERP benefits are based upon a straight life annuity and are reduced by up to 50% of the participant’s primary Social Security benefit and by the amount of the combined benefits the participant receives under the Pension Plan and the Excess Benefit Plan. A participant may elect to receive his or her SERP benefit in the form of a single life annuity, a spousal joint and survivor annuity or as a lump sum. Messrs. May and Horan are both over 55 years old and are fully vested in their respective accrued SERP benefits.

For certain participants, the benefits payable under the SERP differ from those described above. The SERP benefit payable to Mr. Schweiger is fully vested and is further reduced by benefits he is entitled to receive under previous employers’ retirement plans. Upon retirement, Mr. May is entitled to receive the greater of the benefit payable under the SERP or the Key Executive Benefit Plan. Under the Key Executive Benefit Plan, Mr. May is entitled to an alternative supplemental retirement benefit equal to 33% of final base salary annually for 15 years in lieu of the benefits provided under the SERP. Benefits that would be available under the Key Executive Benefit Plan are less than those available under the SERP and therefore have not been included in the present value of accumulated benefit shown below. NSTAR does not have a policy of granting extra years of credited service, except in the case of the change in control agreements discussed below.

The following table shows the estimated present value of annuities under NSTAR’s pension plans, determined using the same interest rate and mortality assumptions used in the Company’s financial statements which are included in Note I to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 16, 2007. No pension payments were made to the named executives during 2006.

PENSION BENEFITS

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit
Thomas J. May	Qualified	30.50	$ 2,097,606
	Excess	30.50	7,147,337
	SERP	20.00	6,763,046
	Total		$ 16,007,989
James J. Judge	Qualified	29.33	$ 1,256,161
	Excess	29.33	1,074,206
	SERP	20.00	946,977
	Total		$ 3,277,344
Douglas S. Horan	Qualified	29.42	$ 1,762,431
	Excess	29.42	1,296,583
	SERP	20.00	1,637,762
	Total		$ 4,696,776
Werner J. Schweiger	Qualified	4.83	$ 75,953
	Excess	4.83	189,885
	SERP	4.83	126,544
	Total		$ 392,382
Joseph R. Nolan, Jr.	Qualified	21.42	$ 296,026
	Excess	21.42	437,046
	SERP	7.33
	Total		$ 733,072

NON-QUALIFIED DEFERRED COMPENSATION

The Company maintains a non-qualified deferred compensation plan that allows executives, including the Named Executive Officers, to defer up to 50% of base salary and all annual incentive payments and stock incentive awards. Investment measures are used to adjust from time to time the participant’s account balances under the plan. Currently participants may select publicly traded securities and mutual funds as investments, and the aggregate earnings represent market return on those investments. At the time of a deferral election, participants may elect to receive payment of such amounts at a date fixed at the time of deferral at least five years after such deferral, which may be extended up to the participant’s retirement date or other termination of employment. Amounts credited to the participant’s account as a result of the selected investment measures are paid at termination of employment or retirement. Participants may also receive their account balance upon death or total and permanent disability. Payouts under the plan are made in the form of a lump sum or over a period of five, ten or fifteen years.

Name	Executive Contributions in Last FY (1)	Aggregate Earnings in Last FY	Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE (2)
Thomas J. May	$2,172,764	$3,698,821	$-	$21,098,097
James J. Judge	$633,547	$672,377	$-	$4,805,554
Douglas S. Horan	$508,547	$699,043	$-	$4,218,793
Werner J. Schweiger	$802,747	$392,234	$-	$3,007,777
Joseph R. Nolan, Jr.	$183,681	$306,197	$70,516	$1,731,616

(1)	The amounts reported in this column for each Named Executive Officer are reflected as compensation to such Named Executive Officer in the Summary Compensation Table and the Option Exercises and Stock Vested table.

(2)	The aggregate balances include compensation deferred of approximately $12.9 million by Mr. May; $3.7 million by Mr. Judge; $2.7 million by Mr. Horan; $2.4 million by Mr. Schweiger; and $1.3 million by Mr. Nolan, during the period 1990-2006, which amounts have been reflected in previous years’ Summary Compensation Tables. The aggregate balances also reflect earnings of approximately $8.2 million for Mr. May; $1.1 million for Mr. Judge; $1.5 million for Mr. Horan; $600,000 for Mr. Schweiger; and $400,000 for Mr. Nolan over that time period.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Set forth below is the amount of compensation that each of the Named Executive Officers of the Company would receive in the event of termination of such executive’s employment or a change in control that is incremental to amounts previously earned and accrued by the executive for performance of his duties to the date of termination. The amounts shown assume that such termination or change in control was effective as of December 31, 2006, and are estimates of the amounts which would be paid out to the executives upon their termination or upon a change of control. For the equity component of such compensation, the Company used the closing price of NSTAR Common Shares as of year end. The following payments are in addition to the present value of accumulated pension benefits and the aggregate amount of non-qualified deferred compensation for the Named Executive Officers as reported herein. The actual amounts to be paid out can only be determined at the time of such events.

Payments Made Upon Termination of Employment

Executives do not participate in a formal severance program. In the event of termination of employment, severance benefits are determined on a case by case basis.

Payments Made Upon Death or Disability

Under the terms of the NSTAR 1997 Share Incentive Plan, unvested option awards immediately vest upon death or total and permanent disability. The cash value of option awards that would have vested if death or total and permanent disability occurred at December 31, 2006 for each of the Named Executive Officers is: $2,637,667 for Mr. May; $758,850 for Mr. Judge; $745,590 for Mr. Horan; $745,590 for Mr. Schweiger and $461,803 for Mr. Nolan.

Mr. May is entitled to benefits under certain company-owned and term life insurance policies. As of December 31, 2006, Mr. May’s beneficiary would have been entitled to a payment of $5.8 million under these policies.

Payments Upon a Change in Control

Under the terms of the NSTAR 1997 Share Incentive Plan, as well as the proposed NSTAR 2007 Long Term Incentive Plan, all unvested awards immediately vest upon a change in control. The definition of change in control is the same as that used for the Change in Control Agreements described below. The cash value of equity awards that would have vested if a change in control had occurred at December 31, 2006 for each of the Named Executive Officers is: $13,194,847 for Mr. May; $1,766,728 for Mr. Judge; $1,719,108 for Mr. Horan; $1,719,108 for Mr. Schweiger and $1,063,105 for Mr. Nolan.

Payments Upon a Change in Control and Termination of Employment

During 2006, each of the Named Executive Officers was a party to a Change in Control Agreement, which provides severance benefits in the event of certain terminations of employment following a change in control. These benefits are summarized below. A change in control is defined to include the acquisition of more than 30% of our Common Shares, our current trustees (or their designated successors) ceasing to be a majority of the NSTAR Board, a consolidation, merger or other reorganization or sale or other disposition of all or substantially all of the assets of NSTAR (other than certain defined transactions), or approval by our Shareholders of a complete liquidation or dissolution of NSTAR.

The Change in Control agreements are “double-trigger” agreements. They provide that if within 36 months following a change in control, the executive’s employment was to be terminated other than for cause or the executive was to terminate his or her employment for good reason (these terms are defined in the next paragraph), the Named Executive Officer would receive severance pay in an amount equal to three times the sum of his or her annual base salary at the rate in effect immediately prior to the date of termination or immediately before the change in control, whichever is higher, plus an amount equal to three times his or her actual bonus under our annual incentive bonus plan paid during the most recently completed fiscal year, or three times his or her target bonus awards under the annual incentive bonus plan for the fiscal year in which the termination occurs, whichever is higher. In addition, the agreements provide for a pro-rated target bonus and long term compensation payment for the year in which the termination occurs, the immediate vesting of any awards and payment of deferred compensation amounts upon such termination and payments equal to the benefit the executive would have received under NSTAR’s retirement plans, assuming the executive was vested and remained employed for an additional three years. For three years following any such termination of employment, the executive would be entitled to participate in all welfare plans provided by NSTAR. The agreements further provide for a “gross-up” payment under which, if amounts paid under such agreements would be subject to a federal excise tax on “excess parachute payments,” NSTAR would pay the executive an additional amount, so that after payment of all such taxes by the executive, the executive will have received the amount otherwise payable in the absence of any such taxes.

The term “cause” as used in the agreements means commission of a felony or gross neglect of duty, conviction of a crime involving moral turpitude, or willful failure to perform duties. The term “good reason” means a diminution in the executive’s responsibilities or the assignment to the executive of duties inconsistent with his prior responsibilities, reduction in compensation or benefits, or relocation outside of the greater Boston metropolitan area.

The benefits payable to the Named Executive Officers, assuming a change in control took effect together with a qualifying termination of employment on December 31, 2006, are as follows: Mr. May, $26,180,528; Mr. Judge, $8,977,013; Mr. Horan, $6,995,773; Mr. Schweiger, $6,174,108; and Mr. Nolan, $3,900,021.

PROPOSAL NUMBER TWO: APPROVAL OF THE NSTAR 2007 LONG TERM INCENTIVE PLAN

On January 25, 2007 the Board of Trustees approved the NSTAR 2007 Long Term Incentive Plan, subject to Shareholder approval. The affirmative vote of the holders of a majority of the shares present and entitled to vote is required to approve the Plan. The Plan will become effective on the date that it is approved by the Company’s Shareholders. The following is a summary of the material features of the Plan. It may not contain all of the information important to you. We urge you to read the entire Plan. A copy of the Plan appears as Appendix A to this proxy statement.

General

The purpose of the Plan is to advance the interests of the Company by enhancing the Company’s ability to attract and retain employees who are in a position to make contributions to the success of the Company and its affiliates; to reward employees for such contributions; and to encourage employees to take into account the long term interests of the Company through ownership of Common Shares and other interests in the Company.

We may grant a variety of awards, including stock options and stock appreciation rights (“SARs”); restricted shares; rights to receive shares on a deferred basis or based on performance; dividend equivalents; cash payments sufficient to offset the ordinary income taxes of participants resulting from transactions under the Plan; and other stock-based awards.

The Plan limits the terms of awards to ten years and prohibits the granting of awards more than ten years after the effective date of the Plan. The Plan also authorizes the Executive Personnel Committee to issue awards in substitution for awards held by employees of companies and businesses acquired by NSTAR on such terms and conditions as it deems appropriate.

The 1997 Plan

All awards of NSTAR Common Shares described in this proxy statement were made under the NSTAR 1997 Share Incentive Plan. This Plan, which was originally approved by Shareholders in 1997 by a vote of 77% of Shareholders voting and again in 2005 when 79% of Shareholders voted to authorize an increase in the number of Common Shares subject to the Plan, expired by its terms in January 2007. The NSTAR 2007 Long Term Incentive Plan is very similar in design to the current Plan, but has a few important differences intended to protect the interests of Shareholders that are described below.

Shares Subject to the Plan

A maximum of 3,500,000 Common Shares may be delivered in satisfaction of awards made under the Plan, including shares issued in lieu of or upon reinvestment of dividends arising from awards. Awards and Common Shares which are forfeited or that we reacquire, awards paid in cash and awards which are satisfied or otherwise terminated without the issuance of Common Shares will not be counted towards the maximum limit.

The Plan also contains the following special limitations applicable to awards:

•	The maximum number of shares for which options and SARs may be awarded to any participant in any calendar year is in each case 500,000 shares;

•

The maximum number of shares represented by restricted stock awards, deferred stock awards and awards intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Internal Revenue Code which may be granted to any participant in any calendar year is in each case 200,000 shares.

Plan Features and Grant Practices That Protect Shareholder Interests

The Plan and our grant practices include a number of features that are intended to protect the interests of our Shareholders.

•

The 3,500,000 Common Shares available under the Plan represent approximately three percent of our outstanding shares. The total number of shares that can be issued under our prior plan, (with respect to outstanding awards) added together with shares issuable under the proposed Plan, represent approximately four percent of our outstanding shares on December 31, 2006.

•

The Plan does not include provisions frequently labeled as “liberal share counting” provisions by institutional investors. For example, Common Shares tendered by participants as full or partial payment upon exercise of an award and Common Shares withheld, if any, or otherwise remitted to satisfy a participant’s tax withholding obligation shall not become available for issuance under the Plan.

•	Except in limited circumstances discussed below, the Plan includes a minimum three-year pro rata vesting schedule for awards that vest based solely on the passage of time.

•	The Plan does not allow the use of discounted stock options or SARs, the use of dividend equivalents on options or SARs or the grant of re-load options.

•	The Plan prohibits the re-pricing of stock options or SARs.

•

The Plan does not provide for option or equity transferability to third parties “for consideration.” The transfer of awards, if at all, is limited to immediate family members without consideration and by the laws of descent and distribution.

Administration

The Plan is administered by the Executive Personnel Committee, which consists solely of independent trustees. The Committee has full authority, consistent with the Plan within limitations described in the Plan, to select who will receive awards, determine the types of awards to be granted and the times of grant, determine the number of shares to be covered by any award, determine the terms and conditions of any award, adopt, amend and rescind rules and regulations for the administration of the Plan, use discretion to modify or remove conditions and restrictions set forth in the Plan, interpret the Plan, and decide any questions and settle all controversies and disputes which may arise in connection with the Plan.

The Committee may delegate to the Chief Executive Officer the authority, in addition to the general authority of the Committee, to grant options and other awards to individuals who are not subject to Section 16 of the Securities Exchange Act of 1934 or whose compensation is not covered by Section 162(m) of the Internal Revenue Code.

Eligibility to Participate. Executive officers and other key employees who, in the opinion of the Committee, are in a position to make a contribution to the success of NSTAR are eligible to participate in the Plan. The current group of participants consists of approximately 70 individuals.

Types of Awards

Stock Options. The Plan permits the granting of both non-transferable (unless otherwise determined by the Committee) incentive stock options under Section 422 of the Internal Revenue Code, known as ISOs and stock options that do not so qualify, known as NSOs. The exercise price of each option is determined by the Committee but may not be less than 100% (110% in the case of an ISO granted to a 10% shareholder) of the closing price of the shares on the date of grant. On March 2, 2007, the closing price of NSTAR Common Shares as reported on the New York Stock Exchange Composite Tape was $34.29.

The term of each option may not exceed ten years (five years in the case of an ISO granted to a 10% shareholder) from the date the option was granted or such earlier date as may be specified by the Committee at the time the option is granted. Options may be made exercisable in installments. In the event of termination of employment by reason of death or total and permanent disability, each option held by an employee will vest and will become fully exercisable and will remain exercisable for two years in the case of death and one year in the case of disability (subject to the limitation relating to the maximum exercise period), all except as otherwise determined by the Committee.

In the event of termination of employment other than by reason of death or total and permanent disability, all options held by an employee that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months, subject to the stated term of the option, unless the employee has admitted to or been convicted of any act of fraud, theft or dishonesty arising in the course of, or in connection with, his or her employment with NSTAR and its subsidiaries, in which case all options terminate immediately.

Stock Appreciation Rights or SARs. The Committee may grant non-transferable stock appreciation rights or SARs, also to have terms not exceeding ten years, from the specified grant date, alone or in conjunction with options, entitling the holder upon exercise to receive an amount in any combination of cash or NSTAR Common Shares, not greater in value than the increase since the date of grant in the value of the shares covered by such right. SARs are subject to such terms and conditions as may be determined by the Committee. In addition, the Committee may determine, if so requested by an option holder, that NSTAR will pay the optionee, in cancellation of an option not accompanied by a related SAR, cash equal to the difference between the fair market value of the NSTAR Common Shares to have been purchased upon exercise and the aggregate consideration to have been paid upon exercise. The provisions described above relating to the exercise of NSOs upon termination of employment as a result of death, disability or otherwise also apply to SARs. SARs may only be settled in cash, not Common Shares.

Restricted Shares. The Committee may grant restricted share awards, subject to such conditions and restrictions, including vesting, as the Committee may determine at the time of grant. Restricted shares are non-transferable, and if the employment of a participant who holds restricted shares terminates for any reason other than death or total and permanent disability prior to the lapse or waiver of the restrictions, the Company may require the forfeiture or repurchase of the shares in exchange for the amount, if any, which the participant paid for them. If a participant’s employment terminates by reason of death or total and permanent disability, all restrictions on restricted shares held by him or her shall lapse and the shares shall vest. Prior to the lapse of restrictions on restricted shares, the participant will have all rights of a Shareholder with respect to the shares, including voting and dividend rights, subject only to the conditions and restrictions generally applicable to restricted shares under the Plan or specifically set forth in the award agreement.

In determining the vesting schedule for each award of restricted shares, the Committee may impose whatever conditions to vesting as it determines to be appropriate. In order for an award of restricted shares to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Committee must provide that vesting of the restricted share awards is subject to one or more qualifying performance goals, such as earnings per share and total shareholder return.

The Committee will pre-establish in writing one or more of the performance goals no later than ninety (90) days after the commencement of the period to which the performance relates (or any such other time as is required to satisfy the conditions of Section 162(m) of the Internal Revenue Code and the regulations thereunder).

Deferred Shares. The Committee may grant deferred share awards under the Plan. These are non-transferable awards entitling the recipient to receive NSTAR Common Shares without any payment in one or more installments at a future date or dates, as determined by the Committee. Receipt of deferred shares may be conditioned on such matters as the Committee shall determine, including continued employment or attainment of performance goals. All such rights terminate upon the termination of the participant’s employment for any reason, other than by reason of death or total and permanent disability. If a participant’s employment terminates by reason of death or total and permanent disability, all deferred shares held by him or her shall vest. In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted shares above must be used.

Performance Units. The Committee may award non-transferable performance units entitling the recipient to receive NSTAR Common Shares or cash in such combinations as the Committee may determine upon the achievement of specified performance goals over a fixed or determinable period and such other conditions as the Committee may determine. Rights under a performance unit award shall terminate upon a participant’s termination of employment for any reason other than by reason of death or total and permanent disability. If a participant’s employment terminates because of death or total and permanent disability, all performance units held by him or her shall vest.

Performance units may be awarded independently or in connection with stock options or other awards under the Plan. Exercise of performance unit awards issued in tandem with another award reduces the number of shares subject to the other award on such basis as is specified in the award agreement. In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted shares above must be used.

Dividend Equivalent Awards. The Committee may award dividend equivalent awards entitling the participant to receive cash, NSTAR Common Shares, or other property equal in value to dividends paid with respect to a specified number of NSTAR Common Shares. Dividend equivalents may be awarded on a free-standing basis or in connection with another award, and may be paid currently or on a deferred basis. The Committee may provide at the date of grant or thereafter that the dividend equivalent award shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional NSTAR Common Shares, or other investment vehicles as the Committee may specify, provided that dividend equivalent awards (other than free-standing dividend equivalent awards) shall be subject to all conditions and restrictions of the underlying awards to which they relate. All such rights terminate upon the termination of the participant’s employment for any reason, other than by death or total and permanent disability. If a participant’s employment terminates because of death or total and permanent disability, all dividend equivalent rights held by him or her shall vest. In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted shares above must be used.

Other Stock-Based Awards. The Committee may grant other types of awards of, or based on, NSTAR Common Shares. Such awards may include debt securities convertible into or exchangeable for NSTAR Common Shares upon such conditions, including attainment of performance goals, as the Committee may determine. In order to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the same procedures for establishing and measuring performance goals described for restricted shares above must be used.

Supplemental Grants. The Committee may grant to a participant the right to receive a cash payment in connection with taxable events (including the lapse of restrictions) under grants or awards. The amount of such payment may not exceed the amount which would be required in order to pay in full the federal, state and local income taxes due as a result of income recognized by the recipient in respect of such grant or award plus such cash payments based on the maximum marginal federal, state and local tax rates (or such lower rate as the Committee may determine) in effect at the times such taxable income is recognized.

Minimum Vesting Conditions

Any award that vests solely on the basis of the passage of time may not vest more quickly than ratably over a period of three years. Awards may vest more quickly in the event of death or total and permanent disability;

under the change in control provisions of the Plan; or in connection with a business combination or acquisition by the Company.

Acceleration of Vesting; Limitations

The Committee, in its sole and exclusive discretion, shall have the power at any time to accelerate the vesting of any award granted under the Plan or waive any restrictions of any award granted under the Plan, provided that in no event shall the Committee accelerate the vesting or waive the restrictions on awards with respect to an aggregate of more than 1,000,000 shares.

Option Repricing Prohibited

The Plan prohibits any decrease after the date of grant in the exercise price for any outstanding option or the grant price for any outstanding SAR granted under the Plan. The Plan also prohibits the surrender of an outstanding option or SAR granted under the Plan as consideration for the grant of a new option or SAR with a lower exercise or grant price.

Change in Control Provisions

The Plan provides that in the event of a change in control, all awards outstanding but not then exercisable will become immediately exercisable, and restrictions and conditions on all awards outstanding will automatically lapse or be deemed waived. A change in control under the Plan generally includes the following events: a person or group becomes the beneficial owner of more than 30% of the voting power of NSTAR’s Common Shares; a change in control required to be reported under certain provisions of the Securities Exchange Act; a consolidation, merger or other reorganization (other than such a consolidation, merger or other reorganization that (a) would result in the voting power immediately before to continue to represent more than 50% of the voting power thereafter, or (b) in which no person or group would acquire more than 20% of the voting power), or a sale of all or substantially all assets or a Plan of liquidation; and continuing trustees cease to be a majority of the Board.

For any awards that constitute non-qualified deferred compensation within the meaning of Section 409A(d) of the Internal Revenue Code and provide for an accelerated payment in connection with a change in control, the term change in control has the same meaning as set forth in any regulations, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

Adjustments for Stock Dividends, Mergers, etc.

The Committee is required to make appropriate adjustments in connection with awards to reflect stock dividends, stock splits and similar events. In the event of a merger, liquidation or similar event in which NSTAR is not the surviving entity, all awards will terminate, but prior to such event, all awards outstanding but not then exercisable will become immediately exercisable and all restrictions and conditions on all awards outstanding will lapse; provided that so long as no change in control is involved, the Committee may arrange for substitute awards from the successor corporation.

Amendment and Termination

The Committee may at any time: discontinue granting awards under the Plan; amend the Plan or any outstanding award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at any time be permitted by law; or terminate the Plan as to any further grants of awards.

No such amendment may, without the approval of the Shareholders: increase the maximum number of shares available under the Plan; change the group of employees eligible to receive awards; reduce the price at which ISOs may be granted; extend the time in which awards may be granted; or change the amendment provisions of the Plan. In no event may any such action adversely affect any rights under outstanding awards without the holder’s consent.

Plan Benefit

The future benefits or amounts that would be received under the Plan by executive officers and non-executive officer employees are discretionary and are therefore not determinable at this time. During 2006, options to purchase 381,000 NSTAR Common Shares and 121,500 deferred shares were granted under the NSTAR 1997 Share Incentive Plan to the Named Executive Officers, all as set forth in the table captioned “Grant of Plan-Based Awards” above. Options to purchase 503,000 NSTAR Common Shares were granted to all of our executive officers as a group at an average weighted exercise price of $27.73, and 155,500 deferred share awards were granted to all of the Company’s executive officers as a group. During 2006, options to purchase 503,000 shares and 213,900 deferred share awards were granted to all participants in the Plan, including our executive officers as a group.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information about our Common Shares that may be issued upon the exercise of options under our existing equity compensation Plan as of January 31, 2007.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,265,333	$25.66	1,212,172
Equity compensation plans not approved by security holders	0	N/A	N/A

Total	2,265,333	$25.66	1,212,172

Federal Income Tax Consequences

The following discussion summarizes certain federal income tax consequences associated with stock option awards under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes.

Incentive Stock Options. In general, no taxable income is realized by the optionee upon the grant or exercise of an ISO. However, the exercise of an ISO may result in alternative minimum tax liability for the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after the date of exercise produces ordinary income to the optionee (and a deduction to NSTAR) equal to the excess of the value of the shares at the time of exercise over the option price. Any additional gain recognized in the disposition is treated as a capital gain and any loss sustained will be a capital loss (and no additional deduction will be allowed to NSTAR for federal income tax purposes). If the optionee does not dispose of the shares until after the expiration of these one and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long term capital gain or loss for which NSTAR is not entitled to a deduction.

Non-Statutory Options. No income is realized by an optionee at the time an NSO is granted. Generally, at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and NSTAR receives a tax deduction for the same amount (subject to satisfaction of applicable withholding requirements), and upon a later sale or exchange, appreciation or depreciation after the date of exercise is treated as either short-term or long term capital gain or loss (for which NSTAR is not entitled to a deduction) depending on how long the shares have been held.

Generally, an ISO that is exercised more than three months following termination of employment (other than termination by reason of death) is treated as a non-statutory option. ISOs are also treated as non-statutory options to the extent they first become exercisable in any one calendar year as to NSTAR Common Shares having a value (determined at the time the options were granted) in excess of $100,000.

Payments in Respect of a Change in Control. Under the so-called “golden parachute” provisions of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of NSTAR may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the Plan may be subject to an additional 20% federal tax and may be non-deductible to NSTAR.

Section 162(m). Section 162(m) of the Internal Revenue Code limits to $1 million the deduction a public company may claim in any year for compensation to any of certain key officers. There are a number of exceptions to this deduction limitation, including an exception for qualifying performance-based compensation. It is intended that stock options granted under the Plan will be eligible for this performance-based exception.

Section 409A. Section 409A of the Internal Revenue Code, which is generally effective as of January 1, 2005, makes important changes to the tax treatment of non-qualified deferred compensation plans. Awards that are subject to but fail to comply with Section 409A would be exposed to a penalty tax of 20% in addition to ordinary income tax, as well as to interest charges, and may result in acceleration of the timing of income inclusion in respect of such awards for income tax purposes. Stock options granted under the Plan are intended to be exempt from the rules of Section 409A of the Internal Revenue Code and guidance issued under that section and will be administered accordingly. We will administer awards that result in a deferral of compensation subject to Section 409A consistent with the requirements of Section 409A to the maximum extent possible.

Recommendation of the Board of Trustees

The Board of Trustees has approved the NSTAR 2007 Long Term Incentive Plan and recommends that Shareholders vote FOR Proposal Number Two. Proxies solicited by the Board of Trustees will be so voted unless Shareholders specify otherwise.

PROPOSAL NUMBER THREE: RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS

The Audit, Finance and Risk Management Committee appointed PricewaterhouseCoopers LLP as the Company’s independent public accountants for the 2007 fiscal year. PricewaterhouseCoopers LLP has been the independent public accountants of the Company since the formation of NSTAR in 1999, and served as the independent public accountants of Boston Edison Company prior to the 1999 merger that created NSTAR. Neither PricewaterhouseCoopers LLP nor any of its members has any direct or indirect financial interest in or any connection with the Company in any capacity other than as NSTAR’s independent public accountants. Shareholder approval of the Audit, Finance and Risk Management Committee’s appointment is not required by law, but the Board of Trustees believes that it is consistent with principles of good corporate governance that public companies give Shareholders an opportunity to ratify this appointment. A representative of PricewaterhouseCoopers LLP is expected to be at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to Shareholder questions. If this proposal is not approved, the Audit, Finance and Risk Management Committee may reconsider its appointment.

Even if the appointment is ratified, the Audit, Finance and Risk Management Committee may, in its discretion, change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders.

Recommendation of the Board of Trustees

The Board of Trustees has approved the appointment of PricewaterhouseCoopers LLP as independent public accountants for 2007 and recommends that Shareholders vote FOR Proposal Number Three. Proxies solicited by the Board of Trustees will be so voted unless Shareholders specify otherwise.

OTHER MATTERS

Voting Procedures

Pursuant to Massachusetts law and the terms of the NSTAR Declaration of Trust, a majority of the Common Shares entitled to be cast on a particular matter, present in person or represented by proxy, constitutes a quorum as to such matter. Votes cast by proxy or in person at the Annual Meeting will be counted by persons appointed by the Company to act as election inspectors for the meeting.

Subject to the establishment of a quorum, trustees are elected by a plurality of the votes properly cast at the meeting. This means that the three individuals that receive the highest number of votes will be elected to serve as trustees. Approval of Proposal Number Two and Proposal Number Three requires the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter. As stated, votes may be cast by mail, telephone or the Internet. Instructions with respect to electronic voting are included on the proxy card. The election inspectors will count shares represented by proxies that withhold authority to vote for a nominee for election as a trustee or that reflect abstentions and “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have the discretionary voting power on a particular matter) only as shares that are present and entitled to vote on the matter for purposes of determining the presence of a quorum. Neither abstentions nor broker non-votes have any effect on the outcome of voting on the election of trustees. For purposes of Proposal Number Two and Proposal Number Three, abstentions are considered in determining the number of votes required to obtain a majority of the shares present and entitled to vote. Abstentions will have the same effect as votes cast against the proposal. Broker non-votes will not have an effect on the vote for Proposal Number Two and Proposal Number Three.

Adjournment of Meeting

If sufficient votes in favor of any of the proposals set forth in the Notice of Annual Meeting are not received by the time scheduled for the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies with respect to any such proposals. An adjournment requires the affirmative vote of a majority of the votes cast on the question in person or by proxy at the session of the meeting to be adjourned. The persons named as proxies will vote those proxies in which they are entitled to vote in favor of such adjournment. They will vote against any such adjournment those proxies required to be voted against such adjournment proposals. The Company will pay the costs of any additional solicitation and of any adjourned session.

Other Business

The Board of Trustees has no reason to believe that any other business will be presented at the Annual Meeting. However, if any other business matters are properly presented at the Annual Meeting, votes will be cast pursuant to the proxy in accordance with the discretion of the persons named in the accompanying proxy.

Shareholder Proposals

If you would like us to consider including a proposal in our proxy statement for the 2008 Annual Meeting, you must deliver the proposal to our principal office at 800 Boylston Street, 17th Floor, Boston, MA 02199, Attention: Douglas S. Horan, Secretary, so that it is received by November 22, 2007. Any Shareholder who wishes to make a proposal at the 2008 Annual Meeting without regard to whether it will be included in our proxy material for 2008 should notify us no later than February 9, 2008. If a Shareholder who wishes to present a proposal fails to notify us by the due date, the proxies that management solicits for the meeting will accord them discretionary authority to vote on the Shareholder’s proposal if it is properly brought before the meeting.

Shareholder Nominations of Trustees

A Shareholder who wishes to nominate a candidate for election as a trustee at the Annual Meeting must follow the procedures set forth in Section 2.1 of NSTAR’s Bylaws. In general, these procedures require that written notice of a Shareholder’s intention to make a nomination must be submitted to the Secretary of NSTAR at least 45 days before the anniversary of the prior year’s Annual Meeting and must contain certain specified information concerning the person to be nominated and the Shareholder submitting the nomination, together with the consent of the nominee to serve as a trustee if so elected.

In addition, it is the Company’s policy to consider Shareholder requests that a candidate be considered by the Board Governance and Nominating Committee for inclusion as a trustee nominee in the proxy statement. Candidate recommendations received from Shareholders are evaluated by the Committee in the same manner as recommendations received from other sources. A Shareholder who wishes to submit a candidate for trustee for consideration by the Board Governance and Nominating Committee should provide written notice to the Secretary of the Company at the following address: Douglas S. Horan, Secretary, NSTAR, 800 Boylston Street, 17th Floor, Boston, MA 02199. The submission must be received by no later than 120 days before the anniversary of the release of the proxy statement for the prior year’s Annual Meeting (or if the date of the Annual Meeting has been changed by more than 30 days, a reasonable time before the Company begins to print and mail its proxy statement). For the 2008 Annual Meeting, the submission must be received by November 22, 2007. The submission must include the following information: (a) all information relating to such candidate that is required to be disclosed pursuant to Regulation 14A under the Securities and Exchange Act of 1934 together with an appropriate consent of the candidate; (b) the name and address of the Shareholder making the submission and the number of the Company’s Common Shares which are owned beneficially and of record by such Shareholder; (c) a description of all arrangements or understandings (whether written or oral) between the Shareholder and the candidate, or any other person or entity regarding the candidate (identifying such person or persons); and (d) appropriate biographical information and a statement as to the qualifications of the candidate.

APPENDIX A

NSTAR 2007 LONG TERM INCENTIVE PLAN

1.	PURPOSE

The purpose of this NSTAR 2007 Long Term Incentive Plan (the “Plan”) is to advance the interests of NSTAR (the “Company”) and its subsidiaries by enhancing their ability (a) to attract and retain employees who are in a position to make contributions to the success of the Company and its subsidiaries; (b) to reward employees for such contributions; and (c) to encourage employees to take into account the long-term interests of the Company and its subsidiaries through ownership of common shares (“Common Shares”) of and other interests in the Company.

The Plan is intended to accomplish these goals by enabling the Company to grant awards (“Awards”) to eligible employees. Awards may be in the form of Stock Options (as described in Section 6), Stock Appreciation Rights (as described in Section 7), Restricted Stock Awards (as described in Section 8), Deferred Stock Awards (as described in Section 9), Performance Unit Awards (as described in Section 10), Dividend Equivalent Awards (as described in Section 11), and Other Stock-Based Awards (as described in Section 12).

2.	ADMINISTRATION

The Plan will be administered by the Executive Personnel Committee of the Board of Trustees of the Company, (“the Committee”), excluding any member who would not be (i) an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder, or (ii) a non-employee director as defined in Rule 16b-3(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee will have full discretionary authority, not inconsistent with the express provisions of the Plan, to administer the Plan in all respects, including without limitation, authority (a) to grant Awards to such eligible employees as the Committee may select (“Participants”); (b) to determine the type of Awards to be granted and the times of grants; (c) to determine the number of Common Shares to be covered by any Award; (d) to determine the terms and conditions of any Award, which terms and conditions may differ among individual Awards and Participants; (e) to prescribe the form or forms of instruments evidencing Awards and any other instruments required under the Plan and to change such forms from time to time; (f) to adopt, amend and rescind rules and regulations for the administration of the Plan; (g) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan; and (h) except as provided to the contrary, to waive compliance by a Participant with any obligation to be performed by him under an Award, except that the Committee may not, (i) in the case of an incentive stock option (as described in Section 6), take any action without consent of the Participant which would cause such option to lose its status as an “incentive stock option” (“ISO”) within the meaning of section 422 of the Code, or (ii) in the case of an Award intended to qualify as “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, increase the amount of compensation payable under the Award to the extent that such increase would cause the Award to lose its qualification as such performance-based compensation. Such determinations and actions of the Committee shall be conclusive and shall bind all parties.

The Committee may delegate to the Chief Executive Officer (who is also a trustee of the Company) its duties under the Plan, subject to conditions and limitations as the Committee may prescribe, except that only the Committee may designate, and make grants of Awards to, Participants (i) who are subject to Section 16 of the Exchange Act or any successor statute, including, without limitation, decisions on timing, amount and pricing of Awards, or (ii) whose compensation is covered by Section 162(m) of the Code.

3.	EFFECTIVE DATE AND TERM OF PLAN

The Plan will become effective on the date on which it is approved by the Common Shareholders of NSTAR. No Award may be granted under the Plan after the completion of ten years from the date on which the Plan was adopted by the Board of Trustees of NSTAR, but Awards previously granted may extend beyond that date.

4.	SHARES SUBJECT TO THE PLAN; VESTING

(a) Number of Shares. Subject to adjustment as provided in Section 15, the aggregate number of Common Shares that may be delivered under the Plan is 3,500,000, including shares issued in lieu of or upon reinvestment of dividends arising from awards. The limits set forth in this Section 4 should be construed to comply with Section 422 of the Code and the regulations thereunder. Common Shares may be issued up to this maximum pursuant to any type or types of Awards, including ISOs. For purposes of this limitation, Awards and Common Shares which are forfeited or reacquired by the Company, and Awards which are satisfied or otherwise terminated without the issuance of Common Shares, will not be counted and shall be available for issuance under the Plan. Common Shares tendered by Participants as full or partial payment to the Company upon exercise of an Award and Common Shares withheld, if any, or otherwise remitted to the Company to satisfy a Participant’s tax withholding obligation as provided in Section 16(b) hereof, shall not become available for issuance under the Plan.

(b) Special Limitations Applicable to Certain Awards. Subject to adjustment as provided in Section 15, to the extent such adjustment is consistent with the continued satisfaction by Awards of the requirements of Section 162(m)(4)(C) of the Code,

(i) the maximum number of Common Shares for which Options and SARs may be awarded under the Plan to any Participant in any calendar year is in each case 500,000 shares;

(ii) the maximum number of Common Shares with respect to which Restricted Stock Awards, Deferred Stock Awards and Awards intended to qualify as “performance-based compensation” under Section 162(m)(4)(C) of the Code may be granted to any Participant in any calendar year is in each case the equivalent of 200,000 shares.

The per-individual Award limitations described in this paragraph are intended to enable certain Awards under the Plan to qualify for the performance-based compensation exemption rules set forth under Section 162(m)(4)(C) of the Code and shall be subject to amendment or revision to the extent (but only to the extent) consistent with such rules.

(c) Shares to be Delivered. Shares delivered under the Plan will be authorized but unissued Common Shares or, if the Committee so decides in its sole discretion, previously issued Common Shares acquired by the Company in the open market or in private transactions, or Common Shares held in treasury. No fractional Common Shares will be delivered under the Plan.

(d) Performance Awards. The Committee may, at the time any Award described in the Plan is granted, impose the condition (in addition to any conditions specified or authorized in any other provisions of the Plan), that the Award is subject to Performance Criteria (a “Performance Award”). The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify. Performance goals may be related to personal performance, corporate performance, departmental performance, key operational measures or any other category of performance established by the Committee. The Committee will determine the performance goals, the period or periods during which performance is to be measured, and all other terms and conditions applicable to the Award.

In the case of any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Committee will pre-establish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates

(or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Committee will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 4(d) applies may be granted after the first meeting of the Shareholders of the Company held in 2012 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the Shareholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

“Performance Criteria” shall mean specified criteria, other than the mere continuation of employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Committee need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Committee may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.

(e) Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any Award that vests solely on the basis of the passage of time (e.g., not on the basis of any performance standards) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the Plan or the applicable Award Agreement: (i) the Participant’s death; (ii) the Participant’s disability; (iii) a Change in Control consistent with the provisions of Section 14 of the Plan; or (iv) as the result of changes in the Company consistent with the provisions of Section 15 of the Plan.

(f) Acceleration of Vesting. Notwithstanding any provision of this Plan or any Award Agreement provision to the contrary, the Committee, in its sole and exclusive discretion, shall have the power at any time to: (i) accelerate the vesting of any Award granted under the Plan, including, without limitation, acceleration to such a date that would result in said Awards becoming immediately vested, regardless of any adverse tax consequence resulting from such acceleration; or (ii) waive any restrictions of any Award granted under the Plan; provided, however, that in no event shall the Committee accelerate the vesting or waive the restrictions on Awards with respect to an aggregate of more than 1,000,000 shares.

5.	ELIGIBILITY

Employees eligible to become Participants shall be those key employees of the Company and its affiliates who, in the opinion of the Committee, are in a position to make a contribution to the success of the Company or its subsidiaries. Members of the Committee will not be eligible to become Participants.

6.	STOCK OPTIONS

Stock Options granted under the Plan (“Options”) may be either ISOs or non-qualified stock options (“NSOs”). Except to the extent expressly designated as an ISO (or to the extent it does not qualify as an ISO even if so designated), each Option will be an NSO.

Except as the Committee otherwise determines, no Stock Option shall have deferral features, or shall be administered in a manner that would cause such Stock Option to fail to qualify for exemption from Section 409A of the Code.

No term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted to the Committee under the Plan be exercised, so as to disqualify the Plan or, without the consent of the optionee, any ISO, under Section 422 of the Code. The documents evidencing ISOs will contain such provisions as are required of ISOs under the applicable provisions of the Code.

Options granted under the Plan will be subject to the following terms and conditions and will contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee deems desirable:

(a) Exercise Price. The exercise price of each Option will be 100% (110%, in the case of an ISO granted to a ten-percent shareholder) of the fair market value per Common Share on the day that the Option is granted or such higher price as the Committee may determine. For this purpose, “ten-percent shareholder” means any employee who at the time of grant owns directly, or is deemed to own by reason of the attribution rules in section 424(d) of the Code, Common Shares possessing more than 10% of the total combined voting power of all classes of shares of the Company or of any of its parent or affiliates.

(b) Duration of Options. An Option will be exercisable during such period or periods as the Committee may specify. The latest date on which an Option may be exercised will be the date which is ten years (five years, in the case of an ISO granted to a ten-percent shareholder) from the date the Option was granted or such earlier date as may be specified by the Committee at the time the Option is granted.

(c) Exercise of Options.

(1)	Options will be exercisable at such future time or times, whether or not in installments, as determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Option as provided in Section 4(f) of the Plan.

(2)	Any exercise of an Option must be by written notice to the Company, accompanied by (i) the document evidencing the Option (the “Option Certificate”) and any other documents required by the Committee and (ii) payment in accordance with Section 6(d) below for the number of Common Shares for which the Option is exercised.

(d) Payment for and Delivery of Common Shares. Common Shares purchased upon exercise of an Option shall be paid for as follows: (1) in cash or by certified check, bank draft or money order payable to the order of the Company, or (2) if so permitted by the Option Certificate or otherwise determined by the Committee and legally permissible, (i) through the delivery of Common Shares (held for at least six months, or such other period as the Committee may specify) having a fair market value on the last business day preceding the date of exercise equal to the purchase price, or (ii) by a combination of cash and Common Shares as provided in clauses (1) and (2)(i) above.

(e) Nontransferability of Options. Except as otherwise determined by the Committee or specified in the Option Certificate, no Option may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Option may be exercised only by him or her.

(f) Death or Disability. Except as otherwise determined by the Committee, if a Participant’s employment with the Company and its subsidiaries terminates by reason of death or total and permanent disability, each Option held by the Participant will vest and become fully exercisable and will remain exercisable after the date of such termination for a period of two years in the case of death and one year in the case of total and permanent disability (but in no event later than the date the option would have expired in all events under Section 6(b)). In the case of a deceased Participant, such Option may be exercised within such time limits by his executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution.

(g) Other Termination of Employment. Except as otherwise determined by the Committee, if a Participant’s employment with the Company and its subsidiaries terminates for any reason other than death or total and permanent disability, all Options held by the Participant that are not then exercisable shall terminate. Options that are exercisable on the date of termination will continue to be exercisable for a period of three months (but in no event later than the date the option would have expired in all events under Section 6(b)) except as otherwise determined by the Committee, unless the employee has admitted to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company and its subsidiaries, in which case the Option will terminate immediately and in full. Except as otherwise determined by the Committee, after completion of that three-month period, such Options shall terminate to the extent not previously exercised, expired or terminated.

7.	STOCK APPRECIATION RIGHTS

(a) Nature of Stock Appreciation Right. A Stock Appreciation Right (“SAR”) is an Award entitling the recipient to receive an amount in cash having a value equal to the excess of the fair market value of a share of Common Shares subject to the right on the date of exercise over the fair market value of a share of Common Shares on the date of grant (or over the Option exercise price, if the SAR was granted in tandem with an Option), multiplied by the number of shares with respect to which the SAR has been exercised.

(b) Grant of SARs. SARs may be granted in tandem with, or independently of, Options granted under the Plan. In the case of an SAR granted in tandem with an NSO, such SAR may be granted either at or after the time of the grant of such Option. In the case of an SAR granted in tandem with an ISO, such SAR may be granted only at the time of the grant of the Option. SARs will be evidenced by such written agreement as is deemed appropriate by the Committee providing the number of Common Shares subject to the SARs, and the exercise price of each SAR shall be 100% of the fair market value of the Common Shares subject to the SAR, determined on the date of grant, or such higher price as the Committee determines. Except as the Committee otherwise determines, no SAR shall have deferral features, or shall be administered in a manner, that would cause such SAR to fail to qualify for exemption from Section 409A of the Code.

An SAR or applicable portion thereof granted in tandem with an Option will terminate and no longer be exercisable upon the termination or exercise of such Option, except that an SAR granted with respect to less than the full number of shares covered by an Option will not be reduced until the exercise or termination of the related Option exceeds the number of shares not covered by the SAR.

(c) Terms and Conditions of SARs. SARs will be subject to such terms and conditions as are determined from time to time by the Committee, subject to the following:

(1)	SARs will be exercisable only at such time or times and to the extent that the related Option is exercisable. The latest date a SAR may be exercised shall be 10 years from the date of grant or such earlier period as the Committee may establish in the grant.

(2)	In the case of SARs granted in tandem with Options, upon the exercise of an SAR, the applicable portion of any related Option must be surrendered.

(3)	SARs will be transferable only with the related Option. Except as otherwise determined by the Committee, all SARs will be exercisable during the Participant’s lifetime only by the Participant or his legal representative.

(4)	An SAR granted in tandem with an Option may be exercised only when the market price of the Common Shares subject to the Option exceeds the exercise price of such Option.

The provisions of Sections 6(f) and 6(g) relating to the exercisability and termination of Options shall also apply to SARs, whether or not granted in tandem with Options.

Any exercise of an SAR must be by written notice to the Company, accompanied by the document evidencing the SAR and any other documents required by the Committee.

(d) Discretionary Payments. Notwithstanding that an Option at the time of exercise shall not be accompanied by a related SAR, if the market price of the shares subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the fair market value of the Common Shares to have been purchased pursuant to such exercise of such Option (determined on the date the Option is canceled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check or in Common Shares having a fair market value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (d) only in the event of a written request of the person exercising the Option, which request shall not be binding on the Committee.

(e) Nontransferability of SARs. Except as otherwise determined by the Committee or specified in the SAR Certificate, no SAR may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an SAR may be exercised only by him or her.

(f) Death or Disability. Except as otherwise determined by the Committee, if a Participant’s employment with the Company and its subsidiaries terminates by reason of death or total and permanent disability, each SAR held by the Participant will vest and become fully exercisable and will remain exercisable after the date of such termination for a period of two years in the case of death and one year in the case of total and permanent disability (but in no event later than the date the SAR would have expired in all events under Section 6(b)). In the case of a deceased Participant, such SAR may be exercised within such time limits by his executor or administrator, or by the person or persons to whom the SAR is transferred by will or the applicable laws of descent and distribution.

(g) Other Termination of Employment. Except as otherwise determined by the Committee, if a Participant’s employment with the Company and its subsidiaries terminates for any reason other than death or total and permanent disability, all SARs held by the Participant that are not then exercisable shall terminate. SARs that are exercisable on the date of termination will continue to be exercisable for a period of three months (but in no event later than the date the option would have expired in all events under Section 6(b)) except as otherwise determined by the Committee, unless the employee has admitted to, or been convicted of, any act of fraud, theft or dishonesty arising in the course of, or in connection with, his employment with the Company and its affiliates, in which case the SAR will terminate immediately and in full. Except as otherwise determined by the Committee, after completion of that three-month period, such SARs shall terminate to the extent not previously exercised, expired or terminated.

8.	RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Award. A Restricted Stock Award (“Restricted Stock Award”) is an Award entitling the recipient to acquire Common Shares (“Restricted Stock”) for a purchase price (which may be zero), subject to such conditions, including the restrictions specified in Section 8(d) below, as the Committee may impose at the time of grant. The Committee may also condition such acquisition on the attainment of specified financial or operating Performance Criteria as described in Section 4(d), as applicable. Any Restricted Stock Award resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

(b) Restricted Stock Award Agreement. A Participant who is granted a Restricted Stock Award will have no rights with respect to such Award unless the Participant accepts the Award within 60 days (or such shorter period as the Committee may specify) following the Award date by making payment to the Company by certified or bank check or other instrument acceptable to the Committee in an amount equal to the specified purchase price, if any, of the shares covered by the Award and by executing and delivering to the Company an agreement (a “Restricted Stock Award Agreement”) in such form as the Committee determines.

(c) Restrictions on Transfer. Except as otherwise determined by the Committee, Restricted Stock Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, and shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

(d) Rights as a Shareholder. Upon complying with Section 8(b) above, a Participant will have all the rights of a shareholder with respect to the Restricted Stock awarded to him including voting and dividend rights, subject to the restrictions described in this Section 8 and subject to any other conditions contained in the Restricted Stock Award Agreement. Unless the Committee otherwise determines, certificates evidencing shares of Restricted Stock will remain in the possession of the Company until such shares are free of any restrictions under the Plan.

(e) Restriction. Except as otherwise determined by the Committee, shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of, except as specifically provided herein. If a Participant ceases for any reason to be employed by the Company or its subsidiaries other than due to death or total and permanent disability, shares of Restricted Stock held by such Participant shall be resold to the Company at their purchase price, or forfeited to the Company if the purchase price was zero, except as specifically set forth herein or otherwise determined by the Committee. Shares of Restricted Stock resold to the Company shall have the status of authorized but unissued Common Shares. Unless otherwise determined by the Committee or specified in the Restricted Stock Awards Agreement, if the Participant’s employment terminates by reason of death or total or permanent disability, all of a Participant’s rights in all Restricted Shares shall vest. The Committee will specify in the Restricted Stock Award Agreement the date or dates (which may depend upon or be related to the attainment of performance goals and other conditions) on which the nontransferability of the Restricted Stock and the obligation of the Participant to resell such Stock to the Company will lapse. The Committee may at any time accelerate such date or dates or waive such performance goals and other conditions, subject to the provisions of Section 4(f).

(f) Notice of Election. Any Participant making an election under Section 83(b) of the Code with respect to a Restricted Stock Award must provide a copy thereof to the Company within 30 days of the filing of such election with the Internal Revenue Service.

(g) Dividends. Dividends paid on shares of Restricted Stock shall be either paid at the dividend payment date or deferred for payment to such date as determined by the Committee, in cash or in unrestricted Common Shares having a fair market value equal to the amount of such dividends. Any deferral of a dividend paid on shares of Restricted Stock which results in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Code section 409A. Shares distributed in connection with a stock split or dividend in shares of stock, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such shares of Restricted Stock or other property has been distributed.

9.	DEFERRED STOCK AWARDS.

(a) Nature of Deferred Stock Award. A Deferred Stock Award (“Deferred Stock Award”) is an award entitling the recipient to acquire Common Shares (“Deferred Stock”) without payment in one or more installments at a future date or dates, all as determined by the Committee. The Committee may condition such acquisition on the attainment of specified financial or operating Performance Criteria as described in Section 4(d), as applicable. Any Deferred Stock Award subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Code section 409A.

(b) Deferred Stock Award Agreement. A Participant who is granted a Deferred Stock Award shall have no rights with respect to such Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company an agreement (a “Deferred Stock Award Agreement”) in such form as the Committee determines.

(c) Restrictions on Transfer. Except as otherwise determined by the Committee, Deferred Stock Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, and shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

(d) Rights as a Shareholder. A Participant receiving a Deferred Stock Award will have rights of a shareholder only as to shares of Deferred Stock actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a share certificate for shares of Deferred Stock only upon satisfaction of all conditions therefor specified in the Deferred Stock Award Agreement.

(e) Termination. Except as otherwise determined by the Committee, a Participant’s rights in all Deferred Stock Awards shall automatically terminate upon the termination of such Participant’s employment by the Company and its subsidiaries for any reason, other than by reason of death or total and permanent disability. Unless otherwise determined by the Committee or specified in the Deferred Stock Awards Agreement, if the Participant’s employment terminates by reason of death or total or permanent disability, all of a Participant’s rights in all Deferred Shares shall vest.

(f) Acceleration, Waiver, Etc. At any time prior to the termination of a Participant’s employment, the Committee may in its discretion accelerate, waive, or amend any or all of the restrictions or conditions imposed under any Deferred Stock Award as provided in Section 4(f) of the Plan.

(g) Payments in Respect of Deferred Stock. Without limiting the right of the Committee to specify different terms, the Deferred Stock Award Agreement may either make no provisions for, or may require or permit the immediate payment, deferral, or investment of amounts equal to, or less than, any cash dividends which would have been payable on the Deferred Stock had such stock been outstanding, all as determined by the Committee in its sole discretion. Any deferral of a dividend payable on the Deferred Stock which results in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Code section 409A.

10.	PERFORMANCE UNIT AWARDS.

(a) Nature of Performance Units Awards. A Performance Unit Award (“Performance Unit Award”) is an award entitling the recipient to acquire cash or Common Shares, or a combination of cash and Common Shares, upon the attainment of specified financial or operating Performance Criteria as described in Section 4(d), as applicable. The Committee in its sole discretion shall determine whether and to whom Performance Unit Awards shall be made, the performance goals applicable under each such Award, the periods during which performance is to be measured and all other limitations and conditions applicable to each such Award. Performance Unit Awards may be awarded independent of or in connection with the granting of any other Award under the Plan. Any Performance Unit Award resulting in the deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

(b) Performance Unit Award Agreement. A Participant shall have no rights with respect to a Performance Unit Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company a Performance Unit Award Agreement.

(c) Restrictions on Transfer. Except as otherwise determined by the Committee, Performance Unit Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered, and if exercisable over a specified period, shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s legal representative.

(d) Rights as a Shareholder. A Participant receiving a Performance Unit Award will have rights of a shareholder only as to Common Shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant. A Participant shall be entitled to receive a stock certificate evidencing the acquisition of Common Shares under a Performance Unit Award only upon satisfaction of all conditions therefor specified in the Performance Unit Award Agreement.

(e) Termination. Except as otherwise determined by the Committee, a Participant’s rights in all Performance Unit Awards shall automatically terminate upon the termination of such Participant’s employment by the Company and its subsidiaries for any reason, other than by reason of death or total and permanent disability. Unless otherwise determined by the Committee or specified in the Performance Unit Award Agreement, if the Participant’s employment terminates because of death or total and permanent disability, all of the Participant’s rights in all Performance Units shall vest.

(f) Acceleration, Waiver, Etc. At any time prior to the termination of a Participant’s employment, the Committee may in its discretion accelerate, waive, or, subject to Section 16, amend any or all of the restrictions or conditions imposed under any Performance Unit Award as provided in Section 4(f) of the Plan.

(g) Exercise. The Committee in its sole discretion shall establish procedures to be followed in exercising any Performance Unit Award, which procedures shall be set forth in the Performance Unit Award Agreement. The Committee may provide in the Performance Unit Award Agreement that payment under a Performance Unit Award shall be made, upon satisfaction of the applicable performance goals, without exercise by the Participant. Except as otherwise specified by the Committee, a Performance Unit granted in tandem with an Option may be exercised only while the Option is exercisable, and the exercise of a Performance Unit granted in tandem with any other Award shall reduce the number of shares subject to the related award on such basis as is specified in the Performance Unit Award Agreement.

11.	DIVIDEND EQUIVALENT AWARDS.

(a) Nature of Dividend Equivalent Awards. A Dividend Equivalent Award (“Dividend Equivalent Award”) is an Award entitling the Participant to receive cash, Common Shares, or other property equal in value to dividends paid with respect to a specified number of Common Shares. Dividend Equivalent Awards may be awarded on a free-standing basis or in connection with another Award, (but not on Stock Options nor on Stock Appreciation Rights), and may be paid currently or on a deferred basis. The Committee may provide at the date of grant or thereafter that the Dividend Equivalent Award shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Common Shares or such other investment vehicles as the Committee may specify; provided, however, that Dividend Equivalent Awards (other than free-standing Dividend Equivalent Awards) shall be subject to all conditions and restrictions of the underlying Awards to which they relate. The

Committee may also condition such Award on the attainment of specified financial and operating Performance Criteria as described in Section 4(d), as applicable. Any entitlement to a Dividend Equivalent Award shall be established and administered consistent with exemption from, or compliance with, the requirements of Section 409A of the Code to the extent applicable.

(b) Dividend Equivalent Award Agreement. A Participant who is granted a Dividend Equivalent Award shall have no rights with respect to such Award unless within 60 days of the grant of such Award or such shorter period as the Committee may specify, the Participant shall have accepted the Award by executing and delivering to the Company an agreement (a “Dividend Equivalent Award Agreement”) in such form as the Committee determines.

(c) Restrictions on Transfer. Except as otherwise determined by the Committee, Dividend Equivalent Awards and all rights with respect to such Awards may not be sold, assigned, transferred, pledged, or otherwise encumbered.

(d) Rights as a Shareholder. A Participant receiving a Dividend Equivalent Award will have rights of a Shareholder only as to Common Shares actually received by the Participant under the Plan and not with respect to shares subject to the Award but not actually received by the Participant.

(e) Termination. Except as otherwise determined by the Committee, a Participant’s rights in all Dividend Equivalent Awards shall automatically terminate upon the termination of such Participant’s employment by the Company and its subsidiaries for any reason, other than by reason of death or total and permanent disability. Unless otherwise determined by the Committee or specified in the Dividend Equivalent Award Agreement, if the Participant’s employment terminates by reason of death or total and permanent disability, all of a Participant’s rights in all Dividend Equivalent Awards shall vest.

(f) Acceleration, Waiver, Etc. At any time prior to the Participant’s termination of employment, the Committee may in its discretion accelerate, waive, or, subject to Section 16 of the Exchange Act, amend any or all of the restrictions or conditions imposed under any Dividend Equivalent Award as provided in Section 4(f) of the Plan.

12.	OTHER STOCK-BASED AWARDS.

(a) Nature of Awards. The Committee may grant other Awards under which Common Shares are or may in the future be acquired (“Other Stock-Based Awards”). Such awards may include, without limitation, debt securities convertible into or exchangeable for Common Shares upon such conditions, including attainment of performance goals, as the Committee shall determine. Subject to the purchase price limitations in paragraph (b) below, such convertible or exchangeable securities may have such terms and conditions as the Committee may determine at the time of grant. However, no convertible or exchangeable debt shall be issued unless the Committee shall have provided (by Company right of repurchase, right to require conversion or exchange, or other means deemed appropriate by the Committee) a means of avoiding any right of the holders of such debt to prevent a Company transaction by reason of covenants in such debt. The Committee may also condition such Awards on the attainment of specified financial and operating Performance Criteria as described in Section 4(d). Any Award resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A.

(b) Purchase Price; Form of Payment. The Committee may determine the consideration, if any, payable upon the issuance or exercise of an Other Stock-Based Award. The Committee may permit payment by certified check or bank check or other instrument acceptable to the Committee or by surrender of other Common Shares (excluding shares then subject to restrictions under the Plan).

(c) Forfeiture of Awards; Repurchase of Shares; Acceleration or Waiver of Restrictions. The Committee may determine the conditions under which an Other Stock-Based Award shall be forfeited or, in the case of an Award involving a payment by the recipient, the conditions under which the Company may or must repurchase such

Award or related Common Shares. At any time the Committee may in its sole discretion accelerate, waive, or, subject to Section 16 of the Exchange Act, amend any or all of the limitations or conditions imposed under any Other Stock-Based Award.

(d) Other Stock-Based Award Agreements. A Participant shall have no rights with respect to any Other Stock-Based Award unless within 60 days after the grant of such Award (or such shorter period as the Committee may specify) the Participant shall have accepted the Award by executing and delivering to the Company an agreement (an “Other Stock-Based Award Agreement”) in such form as the Committee determines.

(e) Restrictions on Transfer. Except as otherwise determined by the Committee, Other Stock-Based Awards may not be sold, assigned, transferred, pledged, or encumbered nor shall any Other Stock-Based Award be transferred other than by will or by the laws of descent and distribution or be exercisable during the Participant’s lifetime by other than the Participant or the Participant’s legal representative.

(f) Rights as a Shareholder. A recipient of any Other Stock-Based Award will have rights of a Shareholder only at the time and to the extent, if any, specified in the Other Stock-Based Award Agreement or otherwise determined by the Committee.

(g) Deemed Dividend Payments; Deferrals. Without limiting the right of the Committee to specify different terms, an Other Stock-Based Award Agreement may require or permit the immediate payment, waiver, deferral, or investment of dividends or deemed dividends payable or deemed payable on Common Shares subject to the Award. Any deferral of a dividend payable on the Common Shares subject to such an Award which results in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Code section 409A.

13.	SUPPLEMENTAL GRANTS.

(a) Cash Grants. The Committee may at any time authorize a cash payment, in respect of the grant or exercise of an Award under the Plan (or the lapse or waiver of restrictions under an Award) which shall not exceed the amount which would be required in order to pay in full any federal, state and local income tax due as a result of income recognized by the recipient under both the Award and such cash payment, in each case assuming that such income is taxed at the regular maximum marginal rate applicable to individuals under the Code as in effect at the time such income is includable in the recipient’s income. Subject to the foregoing, the Committee shall have complete authority to decide whether to make such cash payments in any case, to make provision for such payments either simultaneously with or after the grant of the associated Award and to determine the amount of each such payment.

14.	CHANGE IN CONTROL

Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company: (a) each outstanding Award held by each Participant the exercisability of which is restricted or limited will immediately become fully exercisable; and (b) restrictions and conditions on each outstanding Award subject to such restrictions and conditions held by each Participant will immediately lapse or be deemed waived. For the purposes of this Agreement, a “Change in Control” shall mean:

a.

The acquisition by any Person of ultimate beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding common shares (or shares of common stock) of Parent (the “Outstanding Parent Common Shares”) or (ii) the combined voting power of the then outstanding voting securities of the Parent entitled to vote generally in the election of trustees (or directors) (the “Outstanding Parent Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Parent, (ii) any acquisition by the Parent or any subsidiary of the

Parent, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Parent, the Company or any subsidiary of the Parent or (iv) any acquisition by any Person pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Exhibit A; or

b.	Individuals who, as of the date hereof, constitute the Board of Trustees of the Parent (the “Incumbent Board”) cease for any reason to constitute at least a majority of such board; provided, however, that any individual becoming a trustee (or director) subsequent to the date hereof whose election, or nomination for election by the Parent’s Shareholders, was approved by a vote of at least a majority of the trustees (or directors) then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of trustees (or directors) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than such board; or

c.	Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, immediately following such Business Combination more than 50% of, respectively, the then outstanding common shares (or shares of common stock) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of trustees (or directors), as the case may be, of the entity resulting from such Business Combination (including, without limitation, a entity which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Parent Common Shares and Outstanding Parent Voting Securities, as the case may be, (ii) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Parent or the Company or such entity resulting from such Business Combination) ultimately beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding common shares or shares of common stock of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of trustees (or board of directors) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Trustees of the Parent, providing for such Business Combination; or

d.	Approval by the Shareholders of the Parent of a complete liquidation or dissolution of the Parent.

For purposes of this Agreement, the term “Parent” shall mean NSTAR, or, if any entity shall own, directly or indirectly through one or more subsidiaries, more than 50% of the outstanding Common Shares of NSTAR, such entity.

Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with a Change in Control, the term Change in Control shall have the same meaning as set forth in any regulations, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.

15.	CHANGES IN COMPANY; SUBSTITUTE AWARDS

(a) Changes in Capital Stock. In the event of a share dividend, share split or combination of shares, recapitalization or other change in the Company’s capital shares, the number and kind of shares, securities of the Company or other consideration issued or issuable in respect of Awards then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan and to the maximum share limits described in Section 4(b), the purchase price and other relevant provisions will be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

The Committee may also adjust the number of shares, securities or other consideration issued or issuable in respect of outstanding Awards, the exercise price of outstanding Awards and the other terms of outstanding Awards, and may make adjustments in the terms and conditions of, and the criteria and performance objectives included in, Awards, to take into consideration material changes in accounting practices or principles, consolidations or mergers (except those described in Section 15(b) below), acquisitions or dispositions of shares or property or any other event if it is determined by the Committee that such adjustment is appropriate to avoid distortion in the operation of the Plan. Adjustments under this paragraph will be made only to the extent they are consistent with the requirements for ISOs or under Section 162(m)(4)(C) of the Code.

(b) Merger, Etc. Subject to Section 14, in the event of a dissolution or liquidation of the Company or a merger or consolidation in which the Company is not the surviving corporation or its outstanding shares are converted into securities of another corporation or exchanged for other consideration, all Awards granted hereunder will terminate, but during a period commencing 20 days prior to the effective date of any such dissolution or liquidation (or 20 days prior to any earlier related sale of substantially all the assets of the Company) or of any such merger or consolidation, subject to the effectiveness of such dissolution, liquidation, sale, merger or consolidation (1) all Awards outstanding hereunder the exercisability of which is restricted or limited will become immediately exercisable, and (2) all restrictions and conditions on all Awards subject to such restrictions and conditions will immediately lapse or be deemed waived; provided, however, that, unless the event will give rise to a Change in Control or it is anticipated that a Change in Control will coincide with or follow the event, the Committee may instead arrange that the successor or surviving corporation, if any, grant replacement or substitute Awards on terms and conditions as the Committee considers appropriate in the circumstances.

(c) Substitute Awards. The Company may grant Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who concurrently become employees of the Company or its affiliate as the result of a merger or consolidation of the employing corporation with the Company or its subsidiaries or the acquisition by the Company or an affiliate of property or stock of the employing corporation. The Committee may direct that the substitute Awards be granted on such terms and conditions as the Committee considers appropriate. The shares which may be delivered under such substitute Awards will be in addition to the maximum number of shares provided for in Section 4(a) only to the extent that the substitute Awards are both (1) granted to persons whose relationship to the Company does not make (and is not expected to make) them subject to Section 16(b) of the Exchange Act and (2) are granted in substitution for awards issued under a plan approved, to the extent then required under Rule 16b-3 (or any successor rule under the Exchange Act), by the shareholders of the entity which issued such predecessor awards.

(d) Code Section 409A. Notwithstanding the foregoing provision of this Section 15, Awards subject to and intended to satisfy the requirements of Section 409A of the Code shall be construed and administered consistent with such intent.

16.	GENERAL PROVISIONS

(a) No Distribution; Compliance with Legal Requirements, Etc. The Committee may require each person acquiring Common Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Common Shares without a view to distribution thereof.

The Company will not be obligated to deliver any Common Shares pursuant to an Award (1) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, and (2) if the outstanding Common Shares is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (3) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Common Shares has not been registered under the Securities Act of 1933, as amended, the Company may require such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Common Shares bear an appropriate legend restricting transfer.

Notwithstanding any provision of the Plan, the Company will be under no obligation to deliver Common Shares to an estate of a deceased Participant, or to the person or persons to whom the Award has been transferred by the Participant’s will or the applicable laws of descent and distribution, until the Company is satisfied as to the authority of such person or persons.

(b) Tax Withholding, Etc. Each Participant will, no later than the date as of which the value of an Award or of any Common Shares or other amounts received hereunder first becomes includable in gross income for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, all federal, state and local taxes required by law to be withheld with respect to such income. The Company and its subsidiaries will, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

The Committee may provide, in respect of any transfer of Common Shares under an Award, that if and to the extent withholding of any federal, state or local tax is required, the Participant may elect in such manner as the Committee prescribes, to have the Company hold back from the transfer Common Shares having a value calculated to satisfy such withholding obligation, or to deliver to the Company previously owned shares of equal value. Notwithstanding the foregoing, in the case of a Participant subject to the restrictions of Section 16(b) of the Exchange Act no such election shall be effective unless made in compliance with any applicable requirements of Rule 16b-3(e) or any successor rule under such Act.

Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that any Award intended to be exempt from Section 409A of the Code shall be so exempt, nor that any Award intended to comply with Section 409A of the Code shall so comply, nor will the Company nor the Committee, nor any person acting on behalf of either of them, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Sections 422 or 409A or by reason of Section 4999 of the Code.

(c) Continuance of Employment. For purposes of the Plan, employment of a Participant will not be considered terminated (1) in the case of sick leave or other bona fide leave of absence approved for purposes of the Plan by the Committee, so long as the Participant’s right to re-employment is guaranteed either by statute or by contract, or (2) in the case of a transfer to the employment of a corporation (or a parent or affiliate corporation of such corporation) issuing or assuming an option in a transaction to which section 424(a) of the Code would apply.

(d) Fair Market Value. For purposes of the Plan, in general, “fair market value” of a share of Common Shares on any date means the closing price on such date as reflected in the New York Stock Exchange Composite Index. If, however, the Committee determines that a different meaning is in any circumstance necessary in order to comply with applicable law, such different meaning will apply in that circumstance. Where applicable, fair market value shall be determined by the Committee consistent with the requirements of Section 409A of the Code.

(e) Employment Rights. Neither the adoption of the Plan nor the grant of Awards will confer upon any employee any right to continued employment with the Company or any affiliate or affect in any way the right of the Company or any affiliate to terminate the employment of an employee at any time. Except as specifically provided by the Committee in any particular case, the loss of existing or potential profit in Awards granted under this Plan shall not constitute an element of damages in the event of termination of the employment of an employee even if the termination is in violation of an obligation of the Company to the employee by contract or otherwise.

(f) No Repricing. Except for adjustments made pursuant to Section 15, neither the exercise price for any outstanding Option nor the grant price for any outstanding SAR granted under the Plan may be decreased after the date of grant nor may any outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a new Option or SAR with a lower exercise of grant price.

17.	EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT AND TERMINATION.

Neither adoption of the Plan nor the grant of Awards to a Participant shall affect the Company’s right to grant to such Participant awards that are not subject to the Plan, to issue Common Shares to such Participant as a bonus or otherwise, or to adopt other plans or arrangements under which Common Shares may be issued to employees.

The Committee may at any time discontinue granting Awards under the Plan. With the consent of the Participant, the Committee may at any time cancel an existing Award in whole or in part and grant the Participant another Award for such number of Common Shares as the Committee specifies, subject to specified financial and operating goals as described in Section 4(b), as applicable. The Committee may at any time or times amend the Plan or any outstanding Award for the purpose of satisfying the requirements of any changes in applicable laws or regulations or for any other purpose which may at the time be permitted by law; and may at any time terminate the Plan as to any further grants of Awards; provided, however, that (except to the extent expressly required or permitted herein) no such amendment shall, without the approval of the shareholders of the Company, (a) increase the maximum number of shares available for delivery under the Plan, (b) change the group of employees eligible to receive Awards under the Plan, (c) reduce the price at which ISOs may be granted, (d) extend the time within which Awards may be granted, (e) amend the provisions of this Section 17, or (f) amend the Plan in any other manner that must be approved by the Shareholders of the Company in order to comply with applicable law or the rules of the New York Stock Exchange or, if the Common Shares are not traded on the New York Stock Exchange, the principal national securities exchange upon which the Common Shares are traded or quoted, and no such amendment shall adversely affect the rights of any Participant (without his consent) under any Award previously granted.

APPENDIX B

NSTAR BOARD OF TRUSTEES

Audit, Finance and Risk Management Committee

Charter

Purpose

The purpose of the Audit, Finance and Risk Management Committee is to appoint and oversee the independent public accountants; to review the short and long term financing requirements of the Company; to review the risk management and compliance programs of the Company; to assist the Board in carrying out its oversight responsibilities with respect to the integrity of the Company’s financial statements, the independent public accountants’ qualifications and independence, the performance of the independent public accountants and the performance of the Company’s internal audit function.

Composition

The Committee shall be composed of outside trustees appointed by the Board. Members of the Committee shall satisfy the independence and experience requirements of the SEC and the New York Stock Exchange, as interpreted by the Board of Trustees in its business judgment. No member of the Committee may sit on more than three separate public company audit committees.

Duties

The duties of the Committee shall include:

1.	Engaging or discharging the independent public accountants and approving the fees to be paid.

2.	Overseeing the independent public accountants, such oversight to include:

(a)	Evaluating annually the performance of the independent public accountants and the lead partner thereof.

(b)	Pre-approving all auditing services and all permitted non-audit services provided by the independent public accountants.

(c)	Reviewing, evaluating and discussing a periodic written report from the independent public accountants, which report shall be required to disclose all material relationships between the independent public accountants and the Company.

(d)	Receiving a report from the independent public accountants detailing their internal quality control procedures and detailing any material issues raised by the independent public accountants’ internal quality control review or peer review, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting any independent audits carried out by the firm.

(e)	Establishing hiring policies for employees or former employees of the independent public accountants.

3.	Overseeing the Internal Audit function, such oversight to include:

(a)	Concurring in the appointment, replacement, or dismissal of the Director of Internal Audit.

(b)	Reviewing the Internal Audit annual budget, staffing levels and qualifications.

(c)	Reviewing the scope of responsibilities of the Internal Audit function, as specified in the Internal Audit Charter and the Annual Audit Plan.

(d)	Ensuring that no unjustified limitations or restrictions are placed on Internal Audit in carrying out its responsibilities.

(e)	Reviewing periodic reports from the Audit Director.

4.	Overseeing the Audit Process and the Company’s Corporate Compliance Program, such oversight to include:

(a)	Evaluating and discussing with the internal auditors and the independent public accountants their annual audit plans, including the degree of coordination of the respective plans, subsequent changes to the plans, and progress in accomplishing the plans.

(b)	Instructing the internal auditors and the independent public accountants that the Committee expects to be advised if there are any areas that require its special attention.

(c)	Reviewing and discussing with management, the internal auditors and the independent public accountants the Company’s system of internal controls and management’s responses to recommendations for improvement in internal controls, and any special audit steps adopted in light of any material control deficiencies.

(d)	Reviewing certifications signed by the Chief Executive Officer and the Chief Financial Officer in connection with any periodic reports filed by the Company with the SEC, and discussing with such individuals significant deficiencies, if any, in the design or operation of internal controls, and instances of fraud, if any, that involve management or other employees who have a significant role in the Company’s internal controls.

(e)	Receiving and reviewing a report by the independent public accountants discussing (i) all critical accounting policies and practices to be used; (ii) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent public accountants; and (iii) other material written communications between the independent public accountants and management, such as any management letter or schedule of unadjusted differences.

(f)	Reviewing with management and the independent public accountants the annual and quarterly financial statements and MD&A to be included in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, discussing the results of the annual audit and quarterly reviews and any other matters required to be communicated to the Committee by the independent public accountants under generally accepted auditing standards, and discussing management’s response to any problems or difficulties.

(g)	Reviewing and discussing earnings press releases, earnings guidance and other financial information provided to analysts and rating agencies.

(h)	Discussing with management and the independent public accountants the selection of and any changes in the Company’s critical accounting principles and estimates, and the effects of alternative GAAP methods, off-balance sheet structures and regulatory and accounting initiatives.

(i)	Establishing procedures for the receipt, retention and treatment of complaints and confidential, anonymous submissions received by the Company regarding accounting, internal accounting controls or auditing matters.

5.	Holding regularly scheduled meetings and such special meetings as circumstances dictate.

6.	Meeting periodically, separately, with management, the internal auditors and the independent public accountants to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

7.	Assessing and discussing with management the Company’s short and long-term financing requirements.

8.	Assessing and discussing with management the Company’s risk management policies and program and its Corporate Compliance Program.

9.	Preparing the Committee report required to be included in the Company’s annual proxy statement.

10.	Reviewing and assessing the adequacy of the Committee’s charter and submitting any recommended changes to the Board for approval.

11.	Conducting an annual evaluation of the performance of the Committee and reporting the results thereof to the Board.

12.	Reporting regularly to the Board.

Management is responsible for preparing complete and accurate consolidated financial statements for the Company in accordance with generally accepted accounting principles. The independent public accountants are responsible for performing independent audits of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing reports thereon and are accountable to the Board and to the Committee. The Committee’s role is to provide independent review and oversight of the Company’s financial reporting processes, internal controls and independent public accountants. Each member of the Committee shall be entitled to rely on the integrity of those persons and organizations within and outside the Company from which it receives information and the accuracy of the financial and other information provided to the Committee by such persons or organizations, absent actual knowledge to the contrary. In the event of such knowledge, this shall be reported promptly to the Board. It is not the responsibility of the Committee to plan or conduct audits, to conduct investigations, or to assure compliance with laws, regulations, or any internal rules or policies of the Company.

Authority and Resources

The Committee shall have the authority and resources to discharge its duties and responsibilities, including the authority to select and retain independent counsel and other advisers as it determines necessary. The authority to retain independent counsel does not preclude the Committee from seeking advice from internal counsel or the Company’s outside counsel. The Committee shall also have the authority to direct an investigation into any matter related to the Company’s business and affairs. The Committee shall determine, in its sole discretion, the level of funding to compensate the independent public accountants and any independent counsel or other advisors retained by the Committee.

2007 Annual Meeting Admission Ticket

2007 Annual Meeting of

NSTAR Shareholders

May 3, 2007, 11:00 a.m. Eastern Time

Bank of America Auditorium

100 Federal Street, Boston, Massachusetts 02110

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Notice of Annual Meeting of Shareholders

To the Holders of NSTAR’s Common Shares:

The Annual Meeting of Shareholders of NSTAR will be held at the Bank of America Auditorium, 100 Federal Street, Boston, Massachusetts 02110, on Thursday, May 3, 2007 at 11:00 a.m., for the following purposes:

1. To elect three Class II Trustees to serve until the 2010 Annual Meeting and until the election and qualification of their respective successors.

2. To approve the NSTAR 2007 Long Term Incentive Plan.

3. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2007.

4. To transact any other business which may properly come before the Annual Meeting or any adjournment thereof.

Further information as to matters to be considered and acted on at the Annual Meeting can be found in the accompanying proxy statement.

Only the holders of Common Shares of NSTAR as of the close of business on March 6, 2007 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

Please sign, date and return the accompanying proxy in the enclosed return envelope, which requires no postage if mailed in the United States, or cast your vote by telephone or the Internet. Your proxy may be revoked at any time before the vote is taken by delivering to the Secretary a revocation or a proxy bearing a later date.

By Order of the Board of Trustees, Douglas S. Horan Senior Vice President, Secretary and General Counsel

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — NSTAR

PROXY / VOTING INSTRUCTIONS

The undersigned hereby appoints Gary L. Countryman, Thomas G. Dignan, Jr. and Matina S. Horner and each or any of them proxies, with power of substitution, to act and vote in the name of the undersigned, with all the powers that the undersigned would possess if personally present, on all matters which may come before the Annual Meeting of Shareholders of NSTAR to be held on May 3, 2007 and any adjournment thereof.

The proxies are hereby authorized and instructed upon the matters specified in the Notice of Annual Meeting as set forth on the reverse side hereof. If no choice is indicated as to a proposal, the proxies shall vote in accordance with the Trustees’ recommendations. The proxies shall vote in their best judgement on any other matter which may properly come before the Annual Meeting.

This card also constitutes voting instructions for participants in the NSTAR Savings Plan. The undersigned hereby directs the applicable trustee to vote all Common Shares credited to the undersigned’s account at the Annual Meeting and any adjournment thereof.

UNLESS VOTING ELECTRONICALLY OR BY TELEPHONE, PLEASE MARK YOUR VOTE, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

(Items to be voted appear on reverse side.)

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone. Available 24 hours a day, 7 days a week.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Vote by telephone

•   Call toll free 1-800-652-VOTE (8683) within the United States, Canada and Puerto Rico any time on a touch tone telephone.

There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	C0123456789	12345

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proposal 1 - Election of Trustees
The Board of Trustees recommends a vote FOR the listed nominees as Class II Trustees.
	For	Withheld		For	Withheld		For	Withheld	+

01 - Gary L. Countryman	☐	☐	02 - Daniel Dennis	☐	☐	03 - Thomas J. May	☐	☐

Proposal 2 - Approval of the NSTAR 2007 Long Term Incentive Plan
The Board of Trustees recommends a vote FOR Proposal 2.

	For	Against	Abstain

Approval of the NSTAR 2007 Long Term Incentive Plan.	☐	☐	☐

Proposal 3 — Ratification of Appointment of Independent Public Accountants
The Board of Trustees recommends a vote FOR Proposal 3.

	For	Against	Abstain

To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent public accountants for 2007.	☐	☐	☐

Change of Address — Please print new address below.

Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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